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                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                              ENDOREX CORPORATION,

                          ROADRUNNER ACQUISITION, INC.,

                                       AND

                     CORPORATE TECHNOLOGY DEVELOPMENT, INC.

                            DATED AS OF JULY 31, 2001


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                                TABLE OF CONTENTS

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                                                                                  PAGE
                                                                                  -----
ARTICLE I THE MERGER............................................................      2

     1.1   The Merger...........................................................      2
     1.2   Closing; Effective Time..............................................      2
     1.3   Effect of the Merger.................................................      2
     1.4   Certificate of Incorporation; Bylaws.................................      2
     1.5   Directors and Officers...............................................      3
     1.6   Merger Consideration.................................................      3
     1.7   Dissenting Shares....................................................      5
     1.8   Surrender of Certificates............................................      6
     1.9   Lost, Stolen or Destroyed Certificates...............................      8
     1.10  Closing of Company's Transfer Books..................................      9
     1.11  Tax Consequences.....................................................      9
     1.12  No Liability.........................................................      9
     1.13  Affiliates...........................................................      9
     1.14  Taking of Necessary Action; Further Action...........................      9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY
     AND STOCKHOLDERS OF COMPANY................................................      9

     2.1   Organization, Standing and Power.....................................      9
     2.2   Capital Structure....................................................     10
     2.3   Authority............................................................     11
     2.4   No Conflicts; Required Filings and Consents..........................     11
     2.5   Permits; Compliance with Laws........................................     12
     2.6   Financial Statements.................................................     13
     2.7   Absence of Certain Changes...........................................     13
     2.8   Absence of Undisclosed Liabilities...................................     14
     2.9   Litigation...........................................................     14
     2.10  Restrictions on Business Activities..................................     14
     2.11  Title to Property....................................................     15
     2.12  Intellectual Property................................................     15
     2.13  Taxes................................................................     17
     2.14  Employee Benefit Plans...............................................     20
     2.15  Employees; Employee Matters..........................................     21
     2.16  Interested Party Transactions........................................     22
     2.17  Complete Copies of Materials; Bank Accounts..........................     22
     2.18  Material Contracts...................................................     22
     2.19  No Breach of Material Contracts......................................     23
     2.20  Brokers..............................................................     23
     2.21  No Business Activity Restriction.....................................     23
     2.22  Environmental Matters................................................     24
     2.23  Company Stockholders' Approval.......................................     25
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
     2.24  No Excess Parachute Payments.........................................     26
     2.25  Completeness of the Company Information..............................     26
     2.26  Insurance............................................................     26
     2.27  Guaranties...........................................................     26
     2.28  Subsidiaries.........................................................     26
     2.29  Anti-Takeover Matters................................................     27
     2.30  FDA Matters..........................................................     27
     2.31  Studies..............................................................     27
     2.32  Employment Agreements................................................     27
     2.33  Patent and Trademark Applications....................................     28
     2.34  McDonald License Agreement...........................................     28
     2.35  Allergan Transaction.................................................     29
     2.36  Liquidation Amount...................................................     29
     2.37  Parent Securities....................................................     29
     2.38  Dissolution..........................................................     29
     2.39  Common Stock.........................................................     29
     2.40  Representations Complete.............................................     29

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............     29

     3.1   Organization and Standing............................................     30
     3.2   Capital Structure of Parent..........................................     30
     3.3   Authority............................................................     30
     3.4   No Conflict; Required Filings and Consents...........................     30
     3.5   SEC Filings; Financial Statements of Parent..........................     31
     3.6   Litigation...........................................................     31
     3.7   No Undisclosed Liabilities...........................................     32
     3.8   Absence of Certain Changes...........................................     32
     3.9   Brokers..............................................................     33
     3.10  Reorganization.......................................................     33
     3.11  Representations Complete.............................................     33

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME..................................     33

     4.1   Conduct of Business of Company.......................................     33
     4.2   Exclusivity..........................................................     35
     4.3   Notices of Certain Events............................................     37

ARTICLE V ADDITIONAL AGREEMENTS.................................................     37

     5.1   Access to Information................................................     37
     5.2   Confidentiality......................................................     38
     5.3   Public Disclosure....................................................     39
     5.4   Reasonable Efforts and Further Assurances............................     39
     5.5   Notification of Certain Matters......................................     40
     5.6   Employment and Consulting Agreements; Employees......................     40
     5.7   No Liability of Parent if Transaction is Not Tax-Free................     40
     5.8   Company Disclosure Schedule..........................................     40
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
     5.9   Litigation Support...................................................     41
     5.10  Transition...........................................................     41
     5.11  Tax Treatment........................................................     41
     5.12  Joint Proxy Statement/Prospectus; Registration Statement.............     41
     5.13  Stockholders Meetings................................................     42
     5.14  Affiliate Agreements.................................................     42
     5.15  Registration Statement; Joint Proxy Statement/Prospectus.............     43
     5.16  Directors' and Officers' Indemnification and Insurance...............     43
     5.17  Amendment to Company's Certificate of Incorporation..................     43
     5.18  McDonald License Agreement...........................................     44
     5.19  Address Change Notices...............................................     44
     5.20  Amendment of the Warrants............................................     44
     5.21  AMEX Noncompliance Notice............................................     44

ARTICLE VI CONDITIONS TO THE MERGER.............................................     44

     6.1   Conditions to Obligations of Each Party to Consummate the Merger.....     44
     6.2   Additional Conditions to Obligations of Company......................     45
     6.3   Additional Conditions to Obligations of Parent and Merger Sub........     46

ARTICLE VII TERMINATION AND AMENDMENT...........................................     48

     7.1   Termination..........................................................     48
     7.2   Effect of Termination................................................     50
     7.3   Certain Payments.....................................................     50

ARTICLE VIII REMEDIES, ESCROW AND INDEMNIFICATION...............................     52

     8.1   Survival of Representations and Warranties...........................     52
     8.2   Escrow Fund..........................................................     52
     8.3   Limitations on Indemnification.......................................     52
     8.4   Indemnification by the Stockholders..................................     53
     8.5   Indemnification by Parent and Surviving Corporation..................     54
     8.6   Third Party Claims...................................................     54

ARTICLE IX GENERAL PROVISIONS...................................................     55

     9.1   Expenses.............................................................     55
     9.2   Notices..............................................................     55
     9.3   Certain Definitions; Interpretation..................................     56
     9.4   Counterparts.........................................................     57
     9.5   Entire Agreement; Parties in Interest; Nonassignability..............     57
     9.6   Severability.........................................................     57
     9.7   Governing Law........................................................     57
     9.8   Rules of Construction................................................     57
     9.9   Extension; Waiver....................................................     58
     9.10  No Third-Party Beneficiary...........................................     58
     9.11  Attorneys' Fees......................................................     58
     9.12  Amendment............................................................     58
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EXHIBITS

Exhibit A -- Form of Delaware Certificate of Merger
Exhibit B -- Directors and Officers of Surviving Corporation
Exhibit C -- Form of Escrow Agreement
Exhibit D -- Form of Bier Employment Agreement
Exhibit E -- Company Affiliates
Exhibit F -- Form of Affiliate Agreement
Exhibit G -- Form of Legal Opinions of Counsel to Company
Exhibit H -- Form of Legal Opinion of Counsel to Parent and Merger Sub
Exhibit I -- Executing Stockholders and Form of Voting Agreement
Exhibit J -- Form of Stergiopoulos Consulting Agreement
Exhibit K -- Form of Kanzer Noncompetition/Nonsolicitation Agreement
Exhibit L -- Certificate of Incorporation and Bylaws of Surviving Corporation Exhibit M -- Escrow Shares
Exhibit N -- 2001 Company Budget
Exhibit O -- Form of Amended Warrant

SCHEDULES

Company Disclosure Schedule
Parent Disclosure Schedule

                                       iv

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                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "AGREEMENT") is made and entered into as of July 31, 2001, by and among Endorex Corporation, a Delaware corporation ("PARENT"); Roadrunner Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("MERGER SUB"); and Corporate Technology Development, Inc., a Delaware corporation ("COMPANY").

                                    RECITALS

     A. The Boards of Directors of Company, Merger Sub and Parent believe it is in the best interests of their respective corporations and the stockholders of their respective corporations to enter into a business combination by means of a statutory merger of Merger Sub with and into Company (the "MERGER") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, the outstanding shares of common stock, $.001 par value per share, of Company (the "COMPANY COMMON STOCK") and the outstanding shares of Series A Convertible Preferred Stock, par value $.001 per share, of Company ("SERIES A PREFERRED" and, together with the Company Common Stock, the "COMPANY STOCK") shall be converted into the right to receive shares of common stock of Parent, $.001 par value per share (the "PARENT COMMON STOCK"), on the terms and subject to the conditions set forth herein. Parent will issue options to acquire Parent Common Stock (the "PARENT OPTIONS") pursuant to Parent's Amended and Restated 1995 Omnibus Incentive Plan, as amended (the "PARENT PLAN"), to holders of options (the "COMPANY OPTIONS") issued pursuant to Company's 1998 Stock Incentive Plan (the "COMPANY PLAN") in substitution for the Company Options. All outstanding warrants of Company to acquire shares of Series A Preferred (the "WARRANTS") shall be amended to be substantially in the form set forth in EXHIBIT O attached hereto (the "AMENDED WARRANTS") prior to the Effective Time (defined in Section 1.2), and Parent shall issue warrants exercisable for shares of Parent Common Stock in substitution for the Amended Warrants (the "PARENT WARRANTS").

     C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the Treasury Regulations promulgated thereunder, and intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

     D. Concurrently with the execution of this Agreement, each of the security holders of the Company set forth on EXHIBIT I attached hereto is executing and delivering to Parent a Voting Agreement substantially in the form set forth in EXHIBIT I attached hereto (the "VOTING AGREEMENT").

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     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions set forth in this Agreement and the applicable provisions of the Delaware General Corporation Law ("DELAWARE LAW"), Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 CLOSING; EFFECTIVE TIME. The closing of the Merger (the "CLOSING") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI or at such other time as the parties hereto agree (the "CLOSING DATE"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, 370 Interlocken Boulevard, Suite 500, Broomfield, Colorado 80021, or at such other location as the parties hereto agree. At the Closing and simultaneously therewith, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger substantially in the form attached hereto as EXHIBIT A (the "DELAWARE CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of filing of the Delaware Certificate of Merger being the "EFFECTIVE TIME").

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Delaware Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent.

     1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

          (a) CERTIFICATE OF INCORPORATION. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation (except the name of the Surviving Corporation shall be amended to become "Corporate Technology Development, Inc.") until thereafter amended, as provided by Delaware Law and such Certificate of Incorporation.

          (b) BYLAWS. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended, as

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provided by Delaware Law, the Surviving Corporation's Certificate of
Incorporation and such Bylaws.

     1.5  DIRECTORS AND OFFICERS.

          (a) SURVIVING CORPORATION. From and after the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth on EXHIBIT B annexed hereto, in each case until their respective successors are duly elected or appointed and qualified.

          (b) PARENT. Parent shall take, or cause to be taken, such action so that, at the Effective Time, the Board of Directors of Parent (the "PARENT BOARD") shall consist of nine (9) members, three of whom shall be Dr. Colin Bier, Mr. Guy Rico and Mr. Peter Kliem, who shall serve until their successors are duly elected and qualified. Without limiting the foregoing, if necessary to comply with this Section 1.5(b), Parent shall cause the number of directors that shall constitute the Parent Board to be increased by resolution of the Parent Board. Dr. Bier will become the Chief Executive Officer of Parent and be appointed by the Parent Board as the Chairman of the Parent Board and Dr. Bier shall serve as the Chairman until such time as a successor is appointed by the Parent Board.

     1.6  MERGER CONSIDERATION.

          (a) CONVERSION OF COMPANY STOCK. At the Effective Time by virtue of the Merger and without any action on the part of the holders of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding those held in the treasury of Company), and all rights in respect thereof, shall forthwith cease to exist and be converted into .271443 of a share (the "COMMON STOCK EXCHANGE RATIO") of Parent Common Stock. At the Effective Time by virtue of the Merger and without any action on the part of the holders of shares of Series A Preferred, each share of Series A Preferred issued and outstanding immediately prior to the Effective Time (excluding those held in the treasury of Company), and all rights in respect thereof, shall forthwith cease to exist and be converted into 1.008466 shares of Parent Common Stock (the "PREFERRED STOCK EXCHANGE RATIO," and, together with the Common Stock Exchange Ratio, the "EXCHANGE RATIOS"). At the Effective Time by virtue of the Merger and without any action on the part of the holders of the Company Options, each Company Option issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and Parent Options shall be substituted therefor. Each such Parent Option shall be evidenced by a new stock option agreement issued by Parent to each of the holders of a Company Option (each a "PARENT GRANT AGREEMENT"). Each such Parent Grant Agreement shall have, and be subject to, the same terms and conditions set forth in the applicable stock option agreements for the Company Options, as in effect on the date hereof (each a "COMPANY OPTION AGREEMENT"), except that each Parent Option will be exercisable for the number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were subject to such corresponding Company Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, rounded down to the nearest whole share, and the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Parent Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to

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the Effective Time by the Common Stock Exchange Ratio, rounded up to the nearest whole cent. At the Effective Time by virtue of the Merger and without any action on the part of the holders of the Amended Warrants, each Amended Warrant issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and Parent Warrants shall be substituted therefor. Each such Parent Warrant shall have, and be subject to, the same terms and conditions set forth in the applicable Amended Warrant, except that each Parent Warrant will be exercisable for the number of shares of Parent Common Stock equal to the product of the number of shares of Series A Preferred that were subject to such corresponding Amended Warrant immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, rounded down to the nearest whole share, and the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Parent Warrent will be equal to the quotient determined by dividing the exercise price per share of Series A Preferred at which such Amended Warrant was exercisable immediately prior to the Effective Time by the Common Stock Exchange Ratio, rounded up to the nearest whole cent. Except pursuant to the terms of Sections 1.6(d) or 8.5, in no event shall Parent be required to issue any Parent Common Stock or options, warrants or other securities exercisable for or convertible into in excess of 10,000,000 shares of Parent Common Stock pursuant to the terms of this Agreement, including, but not limited to, the Parent Common Stock issuable upon exercise of the Parent Options, the Parent Common Stock issuable upon exercise of the Parent Warrants, the Parent Common Stock to be issued to Nicholas Stergiopoulos pursuant to Section 1.6(g) and the Parent Common Stock to be issued to Steve Kanzer pursuant to Section 1.6(h). An aggregate of 1,350,000 shares of the Merger Consideration (as defined below) payable to the stockholders of Company (the "STOCKHOLDERS") as set forth on EXHIBIT M attached hereto shall be subject to escrow pursuant to Sections 1.8(b) and 8.2. The aggregate number of shares of Parent Common Stock issuable (i) pursuant to this
Section 1.6(a), (ii) upon exercise of the Parent Options and the Parent
Warrants, and (iii) pursuant to Section 1.6(d) are collectively referred to herein as the "MERGER CONSIDERATION". The aggregate number of shares of Parent Common Stock that the holders of the Series A Preferred receive pursuant to this
Section 1.6(a) is referred to herein as the "SERIES A PREFERRED MERGER CONSIDERATION."

          (b) CANCELLATION OF CAPITAL STOCK OWNED BY COMPANY. At the Effective Time, all shares of capital stock of Company that are held in the treasury of Company or owned by Company or any subsidiary of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and without payment of any consideration therefor.

          (c) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock (the "COMPANY CERTIFICATES"), no dividend or distribution of Parent shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Closing Date Fair Market Value (as defined in Section 8.3(d)).

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          (d)  ADJUSTMENTS TO EXCHANGE RATIOS. The Exchange Ratios shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or securities of Company), reorganization, recapitalization or other like change with respect to Parent Common Stock or securities of Company occurring after the date hereof and prior to the Effective Time; PROVIDED, HOWEVER, that the Exchange Ratios shall not be adjusted for any dividend of Parent's securities on Parent's Series B Convertible Preferred Stock or Series C Convertible Preferred Stock pursuant to the terms of Parent's Amended and Restated Certificate of Incorporation.

          (e) CONVERSION OF MERGER SUB COMMON STOCK. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (f) OUTSTANDING CAPITAL STOCK OF COMPANY. After the Effective Time, no share of capital stock of Company shall be deemed to be outstanding or to have any rights other than those set forth in this Section 1.6.

          (g) STERGIOPOULOS PAYMENT. At the Closing, Nicholas Stergiopoulos shall receive 133,334 shares of Parent Common Stock from Parent as payment of a bonus pursuant to Section 3(a)(iv) of the Stergiopoulos Employment Agreement (as defined in Section 5.6(c)).

          (h) KANZER PAYMENT. At the Closing, Steve Kanzer shall receive 250,000 shares of Parent Common Stock from Parent as payment of a bonus related to his employment with CTD.

     1.7  DISSENTING SHARES.

          (a) DISSENTER'S RIGHTS. Notwithstanding any provision of this Agreement to the contrary, any capital stock of Company held by a holder who has exercised such holder's dissenter's rights in accordance with Section 262 of Delaware Law, and who, as of the Effective Time, has not effectively withdrawn or lost such dissenter's rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by Section 262 of Delaware Law.

          (b)  LOSS OF DISSENTER'S RIGHTS. Notwithstanding the provisions of
Section 1.7(a), if any holder of capital stock of Company who demands dissenter's rights with respect to such capital stock shall effectively withdraw or lose (through failure to perfect or otherwise) his rights to receive payment for the fair market value of such capital stock under Delaware Law, then, as of the later of the Effective Time or the occurrence of such event, such holder's capital stock of Company shall automatically be converted into and represent only the right to receive Parent Common Stock and payment for fractional shares as provided in Section 1.6(c), without interest, upon surrender of the Company Certificates representing such shares to Parent pursuant to Section 1.8.

          (c) NOTICE. Company shall give Parent (i) prompt notice of any written demands for payment with respect to capital stock of Company pursuant to
Section 262 of

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Delaware Law, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter's rights under Delaware Law. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for dissenter's rights with respect to capital stock of Company or offer to settle or settle any such demands.

     1.8  SURRENDER OF CERTIFICATES.

          (a)  EXCHANGE PROCEDURES.

               (i) From and after the Effective Time, all shares of capital stock of Company shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Company Certificate shall cease to have any rights with respect thereto, except the holders of Company Stock shall have the right, upon surrender to Parent of Company Certificates for cancellation, to receive in exchange therefor a certificate (a "PARENT CERTIFICATE") representing the number of whole shares of Parent Common Stock, less the number of shares of Parent Common Stock to be deposited into escrow on such holder's behalf pursuant to Article VIII and the Escrow Agreement (as defined in Section 6.1(c)), plus cash in lieu of fractional shares, if any, and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence only the right to receive that number of whole shares of Parent Common Stock issuable in exchange for such shares of Company Stock, plus cash in lieu of fractional shares, if any.

               (ii) As soon as reasonably practicable after the Effective Time, Parent shall mail to each holder of record of Company Certificates whose shares were converted pursuant to Section 1.6 into the right to receive shares of Parent Common Stock, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to Parent and shall be in such form and have such other provisions as Parent and Company may reasonably specify) and (B) instructions for effecting the surrender of the Company Certificates in exchange certificates representing shares of Parent Common Stock, plus cash in lieu of fractional shares, if any. Upon surrender of a Company Certificate for cancellation to Parent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article I, plus cash in lieu of fractional shares, if any.

          (b)  ESCROW. Subject to and in accordance with the provisions of
Article VIII and the Escrow Agreement and subject to the surrender to Parent of all Company Certificates held by the Stockholders, Parent shall cause to be distributed to the Escrow Agent (as defined in Section 8.2) a certificate or certificates representing 1,350,000 shares of the Merger

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Consideration issuable to the Stockholders pursuant to Section 1.6 (the "ESCROW
SHARES"). The Escrow Shares shall be held in escrow and shall be available to compensate Parent for certain damages as provided in Article VIII. To the extent not used to compensate Parent for such damages, such shares shall be released to the Stockholders, all as provided in Article VIII and the Escrow Agreement.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate to Parent as provided in Section 1.8(a)(ii). Subject to applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the first sentence of this Section 1.8(c)) with respect to such shares of Parent Common Stock.

          (d) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued, or any cash is to be paid, in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.13(m)(i)) required by reason of the issuance of a certificate for shares of Parent Common Stock (or the payment of cash) in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

          (e)  OPTIONS.

               (i) From and after the Effective Time, all Company Options shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the holders of Company Options shall have the right, upon surrender to Parent of a Company Grant Agreement for cancellation, to receive in exchange therefor a Parent Grant Agreement, and the Company Grant Agreement so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Option that, prior to the Effective Time, represented the right to acquire shares of Company Stock will be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive Parent Options as described in Section 1.6(a).

               (ii) As soon as reasonably practicable after the Effective Time, Parent shall mail to each holder of record of Company Options which were converted pursuant to Section 1.6 into the right to receive Parent Options,
     (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Options shall pass, only upon delivery of the Company Grant Agreement to Parent and shall be in such form and have such other provisions as Parent and Company may reasonably specify) and (B) instructions for effecting the surrender of the Company Grant Agreement in exchange for a Parent Grant Agreement. Upon surrender of a Company Grant Agreement for cancellation to Parent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Company Grant Agreement shall be entitled to receive in exchange therefor a Parent Grant Agreement representing that number of Parent Options which such holder has the right to receive pursuant to the provisions of this Article I.

          (f)  AMENDED WARRANTS.

               (i) From and after the Effective Time, all Amended Warrants shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of an Amended Warrant shall cease to have any rights with respect thereto, except the holders of Amended Warrants shall have the right, upon surrender to Parent of an Amended Warrant for cancellation, to receive in exchange therefor a Parent Warrant, and the Amended Warrant so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Amended Warrant that, prior to the Effective Time, represented the right to acquire shares of Series A Preferred will be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive Parent Warrants as described in Section 1.6(a).

               (ii) As soon as reasonably practicable after the Effective Time, Parent shall mail to each holder of record of an Amended Warrant which was converted pursuant to Section 1.6 into the right to receive a Parent Warrant, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Amended Warrent shall pass, only upon delivery of the Amended Warrant to Parent and shall be in such form and have such other provisions as Parent and Company may reasonably specify) and (B) instructions for effecting the surrender of the Amended Warrant in exchange for a Parent Warrant. Upon surrender of an Amended Warrant for cancellation to Parent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Amended Warrant shall be entitled to receive in exchange therefor a Parent Warrant exercisable for the number of shares of Parent Common Stock determined pursuant to the formula set forth in Section 1.6(a).

     1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Company Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.6; PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver to Parent an affidavit of loss, theft or destruction in form reasonably satisfactory to Parent and to indemnify and hold harmless Parent from and against any claim that may be made against Parent, the Surviving Corporation, Company or any of their directors, officers, employees, affiliates or agents with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

     1.10 CLOSING OF COMPANY'S TRANSFER BOOKS. At and after the Effective Time, holders of Company Stock shall cease to have any rights as stockholders of Company, except for the right to receive shares of Parent Common Stock, plus cash in lieu of fractional shares, if any, pursuant to Section 1.6. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of shares of Company Stock and any other securities of Company, including, but not limited to, any options and warrants, which were outstanding immediately prior to the Effective Time shall thereafter be made.

     1.11 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.

     1.12 NO LIABILITY. Notwithstanding anything to the contrary in this Article I, none of Parent, Merger Sub, the Surviving Corporation or any party hereto shall be liable to any person in respect of any shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.13 AFFILIATES. Notwithstanding anything herein to the contrary, Company Certificates surrendered for exchange by any Affiliate (as defined in Section 5.14) of Company shall not be exchanged until Parent has received an executed Affiliate Agreement (as defined in Section 5.14) from such Affiliate.

     1.14 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with control over, and to vest the Surviving Corporation with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company, Parent and Merger Sub shall, in the name of their respective corporations or otherwise, take all such lawful and necessary action as may be requested by Parent.

                                   ARTICLE II

      REPRESENTATIONS AND WARRANTIES OF COMPANY AND STOCKHOLDERS OF COMPANY

     Except for specific references to, and as set forth in the Company Disclosure Schedule attached hereto and referring by numbered section (and, where applicable, by lettered subsection) of the representations and warranties in this Article II (the "COMPANY DISCLOSURE SCHEDULE"), Company represents and warrants to Parent and Merger Sub as follows:

     2.1 ORGANIZATION, STANDING AND POWER. Company and each of its direct or indirect corporate or non-corporate subsidiaries and any other entity in which Company or such subsidiaries have a direct or indirect equity participation ("SUBSIDIARIES") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Company and each of its Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where it is required by law to be so qualified, except where such failure to qualify would not have a Material Adverse Effect (as defined in Section 9.3) on Company or any of its Subsidiaries. Section 2.1 of the Company Disclosure Schedule sets forth (i) the name of Company and each of its Subsidiaries, (ii) the jurisdiction of organization of the Company and each of its Subsidiaries, (iii) each jurisdiction in which Company and each of its Subsidiaries is duly qualified to do business and in good standing, and (iv) all former names and all fictitious or assumed names under which Company and each of its Subsidiaries does or has done business. True, correct and complete copies of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of each of Company and its Subsidiaries, as amended to the date of this Agreement, have been delivered to Parent and are included in Section 2.1 of the Company Disclosure Schedule. Neither Company nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or other charter documents, as applicable. Neither Company nor any of its Subsidiaries owns or ever has owned directly or indirectly any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, other than Company's current ownership interest in its Subsidiaries. Section 2.1 of the Company Disclosure Schedule sets forth a list of each of the officers and directors of Company and each of its Subsidiaries.

     2.2 CAPITAL STRUCTURE. The authorized capital stock of Company consists of 25,000,000 shares of Common Stock, par value $.001 per share, of which 5,000,000 shares were issued and outstanding as of the date hereof, and 10,000,000 shares of Preferred Stock, par value $.001 per share, of which 9,515,000 shares are designated Series A Convertible Preferred Stock, of which 7,628,750 shares were issued and outstanding as of the date hereof. As of the date hereof, Company has Company Options outstanding to acquire 1,322,725 shares of Company Common Stock at the exercise prices and for the time periods set forth in Section 2.2 of the Company Disclosure Schedule, all of which, except as set forth in Section 2.2 of the Company Disclosure Schedule, are fully vested. As of the date hereof, Company has Warrants outstanding to acquire 762,875 shares of Series A Preferred at the exercise prices and for the time periods set forth in Section 2.2 of the Company Disclosure Schedule, all of which, except as set forth in Section 2.2 of the Company Disclosure Schedule, are fully vested. At the Effective Time, no Warrants will be outstanding. All of the security holders of Company and each of its Subsidiaries and their respective holdings, including any holders of options, warrants or any other right to acquire securities of Company or any of its Subsidiaries, as of the date hereof, are as set forth on Section 2.2 of the Company Disclosure Schedule. Other than such securities, there are no other outstanding shares of capital stock or other securities of Company or any of its Subsidiaries and no outstanding commitments to issue any shares of capital stock or securities of Company or any of its Subsidiaries after the date hereof. All outstanding shares of capital stock of Company and its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended (the "ACT") and state securities laws), Taxes, security interests, charges, liens, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands), and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws or other charter documents, as applicable, of the respective entity or any agreement to which the respective entity is a party or by which it is bound. Except for the rights created pursuant to this Agreement, there are no other options, warrants, calls, rights, commitments, contracts or agreements of any character to which any of Company, its Subsidiaries or security holders of Company is a party or by which they are bound obligating the respective person or entity to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock or other securities of Company or any of its Subsidiaries or any securities convertible or exchangeable therefor or obligating Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for this Agreement, as contemplated hereby or as set forth in Section 2.18(h) of the Company Disclosure Schedule, there are no contracts, commitments, trusts, proxies or agreements relating to voting, purchase or sale of Company's or any of its Subsidiaries' securities (i) between or among the respective entity and any of its security holders, and (ii) between or among any of the respective entity's security holders. There are no outstanding or authorized stock appreciation rights, phantom stock, profit participation, dividend equivalent rights, or similar rights with respect to Company or any of its Subsidiaries. All outstanding securities of Company and each of its Subsidiaries were issued in compliance with all applicable federal and state securities laws.

     2.3 AUTHORITY. Company and each security holder of Company that is not a natural person has all requisite corporate power and authority to execute and deliver this Agreement (if applicable), the Escrow Agreement (if applicable), the Voting Agreement (if applicable), the Affiliate Agreement (if applicable) and any other agreement contemplated hereunder (the "TRANSACTION AGREEMENTS"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each security holder of Company that is a natural person has full legal right, power and authority to execute and deliver the Transaction Agreements, to perform their obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company and each security holder of Company that is not a natural person, subject only to the approval of the Merger by the stockholders of Company as contemplated by Section 6.1(d). This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity.

     2.4  NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

          (a) NO CONFLICT. Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, the execution and delivery of the Transaction Agreements by Company and each security holder of Company do not, and the performance by Company and each security holder of Company of their obligations hereunder and thereunder, and the consummation of the Merger will not, (i) conflict with or violate any provision of the Certificate of Incorporation, Bylaws or other charter document, as applicable, of Company or any of its Subsidiaries or any security holder of Company, (ii) conflict with or violate any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license applicable to Company or any of its Subsidiaries or any security holder of Company or by which any property or asset of Company or any of its Subsidiaries or any security holder of Company is bound or affected, or (iii) conflict with, result in any breach of, violate or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, security interest, charge or other encumbrance on any property or asset of Company or any of its Subsidiaries or any security holder of Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except where such breach or default would not have a Material Adverse Effect on Company or any of its Subsidiaries or any security holder of Company or impair Company's or any security holder of Company's ability to consummate the transactions contemplated hereby.

          (b) GOVERNMENTAL FILINGS. No filing or registration with, or notification to, and no permit, authorization, consent or approval of, any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body ("GOVERNMENT ENTITY") is necessary for the execution and delivery of the Transaction Agreements by Company and any security holder of Company or the consummation by Company and any security holder of Company of the transactions contemplated by the Transaction Agreements, except (i) the filing of the Delaware Certificate of Merger, (ii) the filing of the Joint Proxy Statement (as defined in Section 5.15) with the U.S. Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) such filings, registrations, notifications, permits, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (iv) such filings, registrations, notifications, permits, authorizations, consents or approvals that result from the specific legal or regulatory status of Parent or as a result of any other facts that specifically relate to the business or activities in which Parent is engaged other than the business of Company.

          (c) THIRD PARTY CONSENTS AND NOTICES. Except as set forth in Section 2.4(c) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is required to obtain the consent of, or give notice to, any third party by reason of the transactions contemplated by the Transaction Agreements.

     2.5  PERMITS; COMPLIANCE WITH LAWS.

          Except for such Company Permits (as defined below) the non-compliance with which would not have a Material Adverse Effect on Company or any of its Subsidiaries, Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Government Entity necessary for Company and each of its Subsidiaries to own, lease and operate their properties or to offer or perform their services or to develop, produce, store, distribute and market their products or otherwise to carry on their business as it is now being conducted (collectively, the "COMPANY PERMITS"), and none of the Company Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of Company, threatened. All of the Company Permits are set forth in Section 2.5 of the Company Disclosure Schedule. Company and each of its Subsidiaries is not in conflict with, or in default or violation of, (i) any law, statute, order, rule, regulation, ordinance or judgment applicable to Company and each of its Subsidiaries or by which any property or asset of Company or any of its Subsidiaries is bound or affected or (ii) any Company Permits, except where such conflict would not have a

Material Adverse Effect on Company or any of its Subsidiaries. There are no actions, proceedings, investigations or surveys pending or, to the knowledge of Company, threatened against Company and each of its Subsidiaries that could reasonably be expected to result in the suspension or cancellation of any Company Permit. Since its inception, neither Company nor any of its Subsidiaries has received from any Government Entity any written notification with respect to possible conflicts, defaults or violations of any law, statute, order, rule, regulation, ordinance or judgment. The Merger will not result in the suspension or cancellation of any Company Permit.

     2.6 FINANCIAL STATEMENTS. Section 2.6 of the Company Disclosure Schedule includes true, complete and correct copies of Company's audited consolidated financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the fiscal years ended December 31, 1998, December 31, 1999, and December 31, 2000 (collectively, the "FINANCIAL STATEMENTS"). As soon as reasonably practical after the respective period ends, Company shall provide Parent true, complete and correct copies of Company's unaudited consolidated financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the quarterly periods ended during fiscal year 2001 prior to the Effective Time (collectively, the "NEW FINANCIAL Statements"). The Financial Statements have been, and the New Financial Statements will be, prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements were, and the New Financial Statements will be, prepared from and in accordance with the books and records maintained by Company and fairly present, in all material respects, the financial condition, operating results and cash flow of Company as of the dates, and for the periods, indicated therein, subject to the absence of footnotes and normal year-end audit adjustments which will not be material in nature or in amount for the New Financial Statements. Company maintains and will continue to maintain books and records established and administered in accordance with GAAP.

     2.7 ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 2.7 of the Company Disclosure Schedule, since December 31, 2000, Company and each of its Subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not occurred (i) any Material Adverse Effect on Company or any of its Subsidiaries, (ii) any event that could reasonably be expected to prevent or materially delay the performance of Company's obligations pursuant to the Transaction Agreements or the consummation of the Merger by Company, (iii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of Company's or any of its Subsidiaries' securities, (v) any increase in the compensation or benefits or establishment or payment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Company or any of its Subsidiaries, (vi) any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entering into any agreement with respect thereto by Company or any of its Subsidiaries, (vii) any amendment to the Certificate of Incorporation or bylaws or other charter documents, as applicable, of Company or any of its Subsidiaries, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures, (x) purchase, sale, assignment or transfer of any material amount of assets, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on Company or any of its Subsidiaries, or (z) cancellation, compromise, release or waiver of any rights of material value or any material debts or claims by Company or any of its Subsidiaries, (ix) any incurrence of any material liability (absolute or contingent) by Company or any of its Subsidiaries, except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Company or any of its Subsidiaries, (xi) any entering into any agreement, contract, lease or license by Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Company or any of its Subsidiaries is a party or by which any of them is bound, (xiii) any entering into any loan or other transaction by Company or any of its Subsidiaries with any officers, directors or employees of Company or any of its Subsidiaries, (xiv) any charitable or other capital contribution or pledge therefore by Company or any of its Subsidiaries, (xv) any entering into any transaction of a material nature by Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by Company or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (xv).

     2.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent set forth on the balance sheet of Company as of December 31, 2000 included in the Financial Statements (the "COMPANY BALANCE SHEET") and except for current liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2000, Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP.

     2.9 LITIGATION. Except as set forth in Section 2.9 of the Company Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration, complaint, allegation, dispute or, to the knowledge of Company, investigation pending before any governmental department, commission, authority, arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or any of their assets, Intellectual Property Rights (as defined in Section 2.12(h)) or properties or any of their officers or directors (in their capacities as such). There is no judgment, decree, injunction, rule or order against Company or any of its Subsidiaries, or any of their directors or officers (in their capacities as such), limiting the conduct of business by Company or any of its Subsidiaries or that could prevent, enjoin, or alter or delay any of the transactions contemplated by this Agreement or have an adverse effect on Company or any of its Subsidiaries. There is no litigation (including arbitrations) by Company or any of its Subsidiaries which is pending against any other person or entity.

     2.10 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon or governmental or regulatory action taken against or involving Company or any of its Subsidiaries or any of their assets or properties which has had or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Company or any of its Subsidiaries, any acquisition of property by Company or any of its Subsidiaries or the conduct of business by Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted.

     2.11 TITLE TO PROPERTY. Neither Company nor any of its Subsidiaries owns any real property. Section 2.11 of the Company Disclosure Schedule sets forth a list of material assets and property owned, leased or licensed by Company or any of its Subsidiaries. Company and each of its Subsidiaries has good and marketable title to all of its respective assets and properties reflected in the Company Balance Sheet and in Section 2.11 of the Company Disclosure Schedule, or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for (a) mechanic's, materialman's, and similar liens,
(b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established on the books of Company and its Subsidiaries, and
(c) purchase money liens and liens securing rental payments under capital lease arrangements. All properties used in the operations of Company or any of its Subsidiaries are reflected on the Company Balance Sheet to the extent GAAP requires the same to be reflected and on Section 2.11 of the Company Disclosure Schedule.

     2.12 INTELLECTUAL PROPERTY.

          (a) LIST OF COMPANY INTELLECTUAL PROPERTY. Section 2.12(a) of the Company Disclosure Schedule contains a true and complete list of Company's and each of its Subsidiaries' license or other agreements relating to Intellectual Property Rights (including the parties thereto and the date and subject matter thereof) (each a "LICENSE AGREEMENT" and collectively "LICENSE AGREEMENTS"), patents, patent applications, registered and unregistered trademarks and services marks, trade names, trademark and service mark applications, Internet domain names, Internet domain name applications, copyright registrations and applications and other filings and formal actions made or taken pursuant to Federal, state, local and foreign laws by Company and each of its Subsidiaries to protect their interests in their Intellectual Property Rights, and includes details of all due dates for further filings, registrations, maintenance, payments or other actions falling due in respect of their Intellectual Property Rights within twelve (12) months of the Effective Time. Company has delivered, or has made available, to Parent a copy of each of the items listed in Section 2.12(a) of the Company Disclosure Schedule. All of Company's and each of its Subsidiaries' patents, patent applications, registered trademarks, trademark applications and registered copyrights remain in good standing with all fees paid and filings made. Company has delivered to Parent all letters, analyses, reports and other documentation concerning the ownership, validity, infringement of, or freedom to use, the Intellectual Property Rights of Company or any of its Subsidiaries, any third party Intellectual Property Rights or any License Agreement.

          (b) COMPANY INTELLECTUAL PROPERTY RIGHTS. The Intellectual Property Rights of Company and each of its Subsidiaries contain only those items and rights which are: (i) owned by Company or any of its Subsidiaries, or (ii) rightfully used by Company or any of its Subsidiaries pursuant to a valid and enforceable License Agreement. Except as set forth in

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Section 2.12(b) of the Company Disclosure Schedule, Company and each of its
Subsidiaries have all rights, including, without limitation, rights to make, have made, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display, license and, other than with respect to the License Agreements, assign and sell, in their Intellectual Property Rights necessary to permit Company and each of its Subsidiaries to carry out Company's and its Subsidiaries' current activities and their future activities to the extent such future activities are already planned.

          (c) INFRINGEMENT. To the knowledge of Company, neither (i) the reproduction, manufacturing, distribution, licensing, sublicensing, testing, invention, use, sale or offer to sell or any other exercise of Intellectual Property Rights by Company or any of its Subsidiaries, nor (ii) the conduct of business by Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted, infringes on any third party's Intellectual Property Rights anywhere in the world. Neither Company nor any of its Subsidiaries has received notice of any pending or threatened claims (i) challenging the validity, effectiveness or ownership by Company or any of its Subsidiaries of any Intellectual Property Rights, or (ii) to the effect that the use, testing, manufacturing, distribution, licensing, sublicensing, sale or offer to sell or any other exercise of rights in any product, invention, know-how, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by Company or its Subsidiaries or their agents or use by their customers infringes or will infringe on or misappropriate any third party's Intellectual Property Rights. To Company's knowledge there exist no valid grounds for any bona fide claim of any such kind. All of the rights within the Intellectual Property Rights of Company and each of its Subsidiaries are enforceable and subsisting. To the knowledge of Company, there is no unauthorized use, infringement or misappropriation of any Intellectual Property Rights of Company and each of its Subsidiaries by any third party, employee or former employee.

          (d) NONDISCLOSURE AGREEMENTS AND ASSIGNMENTS. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of Intellectual Property Rights on behalf of Company or any of its Subsidiaries, have executed nondisclosure agreements and either (i) have been a party to an enforceable agreement with Company or any of its Subsidiaries in accordance with applicable national and state law that accords Company or any of its Subsidiaries full, effective, exclusive and original ownership of all tangible and intangible property, works of authorship, inventions (whether patentable or not) and developments arising from the efforts of such personnel, or (ii) have executed appropriate instruments of assignment in favor of Company or any of its Subsidiaries that have conveyed to Company or any of its Subsidiaries full, effective and exclusive ownership of all tangible and intangible property arising from the efforts of such personnel.

          (e) NO VIOLATION. The execution or delivery of the Transaction Agreements, or performance of Company's obligations hereunder or thereunder, will not cause the diminution, termination or forfeiture of any of the Intellectual Property Rights of Company or any of its Subsidiaries.

          (f) ENCUMBRANCES. Except for restrictions provided for in the License Agreements, the Intellectual Property Rights of Company and each of its Subsidiaries are free and clear of any and all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges of any kind.

          (g) ROYALTIES. Except as set forth in Section 2.12(g) of the Company Disclosure Schedule, to the knowledge of Company, neither Company nor any of its Subsidiaries owes any royalties, payments, penalties, milestone payments or other payments to third parties in respect of Intellectual Property Rights of Company and each of its Subsidiaries or the License Agreements.

          (h) DEFINITION. "INTELLECTUAL PROPERTY RIGHTS" means, collectively, with respect to any person or entity, all of the following worldwide intangible legal rights of such person or entity, including those existing or acquired by ownership, license or other legal operation, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) patents, patent applications, and patent rights, including any and all continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof; (ii) inventions (whether patentable or not in any country), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know-how, INDs, technology and technical or clinical data; (iii) rights associated with works of authorship (including audiovisual works), including, without limitation, copyrights, copyright applications and copyright registrations, moral rights, database rights, mask work rights, mask work applications and mask work registrations; (iv) rights in trade secrets, including, without limitation, rights in industrial property, customer, vendor and prospect lists and all associated information or databases and other confidential or proprietary information, and all rights relating to the protection of the same, including, without limitation, rights under nondisclosure agreements; (v) any other proprietary rights in technology, including software, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda, records, business information, or trade marks, trade dress or names, anywhere in the world; (vi) any rights analogous thereto in the preceding clauses and any other proprietary rights relating to intangible property, including, without limitation, brand names, trademarks, service marks, domain names, trademark and service mark registrations and applications therefor, trade names, rights in trade dress and packaging and all goodwill associated with the same; (vii) all rights to sue or make any claims for any past, present or future infringement, misappropriation or unauthorized use of any of the foregoing rights and the right to all income, royalties, damages and other payments that are now or may hereafter become due or payable with respect to any of the foregoing rights, including, without limitation, damages for past, present or future infringement, misappropriation or unauthorized use thereof; and (viii) rights under license agreements for the foregoing.

     2.13 TAXES.

          (a) RETURNS. Company and each of its Subsidiaries have duly and timely filed or caused to be filed all Federal, state, local and foreign income Tax Returns (as defined in Section 2.13(m)(ii)) and all other material Tax Returns required to be filed by it to date and will duly and timely file or cause to be filed all Tax Returns required to be filed by it prior to the Effective Time. As of the date hereof, Company and each of its Subsidiaries have not filed any income Tax Returns for the year ended December 31, 2000. All such Tax Returns (including all amendments thereto) as of the time of filing were or will be complete and accurate in all material respects. No claim has ever been made by a Taxing authority in any jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that such person is or may be subject to Taxes in such jurisdiction.

          (b) PAYMENTS. All Taxes payable by Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid or will be paid, when due, other than Taxes that are being contested in good faith.

          (c) RESERVES; ACCRUALS. The liabilities and reserves for Taxes reflected in the Company Balance Sheet are adequate to cover all liabilities for unpaid Taxes of Company and each of its Subsidiaries (including those that are being contested in good faith) for all periods or portions of periods through the date thereof. Neither Company nor any of its Subsidiaries has incurred or accrued any Taxes for periods or portions of periods after December 31, 2000, and will not incur or accrue any Taxes prior to the Effective Time, other than Taxes arising in the ordinary course of business.

          (d) PROCEEDINGS. No action, suit, proceeding or audit concerning any Tax liability of Company or any of its Subsidiaries is pending or, to the knowledge of Company, has been threatened against Company or any of it Subsidiaries. There are no claims or assessments against Company or any of its Subsidiaries for an alleged Tax deficiency and, to the knowledge of Company, no such claims or assessments have been proposed.

          (e) LIENS. To the knowledge of Company, there are no charges, liens, encumbrances or adverse claims for Taxes upon any properties or assets of Company or any of its Subsidiaries, except for liens described in Section 2.11(b).

          (f) WITHHOLDINGS. Company and each of its Subsidiaries have properly withheld and paid over all withholding, employment or other similar Taxes and all unemployment compensation and similar obligations required to be withheld or paid over and have complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

          (g) TAX SHARING AGREEMENTS; CONSOLIDATED GROUP. Other than with respect to Company and its Subsidiaries, neither Company nor any of its Subsidiaries is a party to any agreement (i) providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of Company, or (ii) contractually obligating Company or any of its Subsidiaries to indemnify any other person with respect to Taxes (except for agreements to indemnify lenders or security holders in respect of Taxes as set forth in Section 2.13(g) of the Company Disclosure Schedule). Neither Company nor any of its Subsidiaries has ever been a member of a consolidated, unitary or combined group other than a group of which Company is and has been the common parent.

          (h) REAL PROPERTY HOLDING CORPORATION. Neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) during the period specified in Section 897(c)(1)(A)(ii) of the Code.

          (i) STATUTE OF LIMITATIONS. Neither Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed and collected by any Taxing authority.

          (j) DOCUMENTS PROVIDED. Company and each of its Subsidiaries has provided to Parent true, correct and complete copies of all federal, state and local income and franchise Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company or any of its Subsidiaries for the taxable periods ending December 31, 1997, December 31, 1998 and December 31, 1999.

          (k) OTHER. Neither Company nor any of its Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code. Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law), (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date; (iii) installment sale made prior to the Closing Date; or (iv) deferred intercompany gain described in Treasury Regulation Section 1.1502-13 or any excess loss account described in Treasury Regulation Section 1.1502-19 and 1.1502-32 (or any corresponding or similar provision of federal state, local or foreign law) arising on or before the Closing Date. Neither Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or similar provision of state, local or foreign law).

          (l) REORGANIZATION. To the knowledge of Company, neither Company nor any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could be expected to prevent the Merger from constituting a "reorganization" under Section 368(a) of the Code. Company is not aware of any agreement or plan to which Company or any of its affiliates is a party or other circumstances relating to Company or any of its affiliates that could reasonably be expected to prevent the Merger from so qualifying as a reorganization under Section 368(a) of the Code.

          (m)  CERTAIN DEFINED TERMS. As used in this Agreement:

               (i) "TAX" OR "TAXES" means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any federal, state, local or foreign government or any agency or political subdivision of such government, which taxes shall include income or profits, gross receipts, net proceeds, ad valorem, franchise, sales, use, transfer, value added, registration, business license, user, excise, utility, environmental, communications, excess profits, real or personal property (tangible and intangible), capital stock, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative, add-on minimum, estimated, and other obligations of the same or a similar nature to any of the foregoing, including interest, penalties, and additions to tax related thereto.

               (ii) "TAX RETURNS" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements, or information) filed or required to be filed with any federal, state, local or foreign government entity or other authority in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations, or administrative requirements relating to any Taxes.

     2.14 EMPLOYEE BENEFIT PLANS.

          (a) COMPANY EMPLOYEE PLANS. Section 2.14(a) of the Company Disclosure Schedule lists, with respect to Company and each of its Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee of Company or any of its Subsidiaries, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, dividend equivalent right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section
129), life insurance or accident insurance plans, programs or arrangements,
(iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of Company or any of its Subsidiaries (together, the "COMPANY EMPLOYEE PLANS").

          (b) COMPANY EMPLOYEE PLAN ACTIONS. (i) There have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Code Section 4975 with respect to any of the Company Employee Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, would have a Material Adverse Effect on Company or any of its Subsidiaries, (ii) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law, (iii) all contributions required to be made by Company or any of its Subsidiaries to any Company Employee Plan have been timely made, (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or Company or any of their subsidiaries (other than ordinary administrative expenses typically incurred in a termination event), (v) to the extent applicable, Company and each of its Subsidiaries has materially complied with the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder, (vi) neither Company nor any of its Subsidiaries currently maintain, sponsor, participate in or contribute to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (vii) neither Company nor any of its Subsidiaries is a party to, or has made any contribution to or otherwise incurred any obligation to contribute to, any "multiemployer plan" as defined in
Section 3(37) of ERISA, (viii) each of the Company

Employee Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, and (ix) to the knowledge of Company, there are no pending, threatened or anticipated claims involving any of the Company Employee Plans other than claims for benefits in the ordinary course.

          (c) PLAN DOCUMENTS. Company has furnished to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, Forms 5500, Internal Revenue Service determination letters and any material employee communications relating thereto).

     2.15 EMPLOYEES; EMPLOYEE MATTERS.

          (a) SALARIES. Section 2.15(a) of the Company Disclosure Schedule contains a true and complete list of the names and salaries of all current employees, consultants and independent contractors of Company and each of its Subsidiaries.

          (b) COMPLIANCE WITH LAWS. Company and each of its Subsidiaries are in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, except for instances of noncompliance that would not have a Material Adverse Effect on Company or any of its Subsidiaries, and are not engaged in any unfair labor practice. Company and each of its Subsidiaries have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, except for any such liabilities that would not, individually or in the aggregate, have a Material Adverse Effect on Company or any of its Subsidiaries.

          (c) NO VIOLATIONS. To Company's knowledge, no employees, consultants or independent contractors of Company or any of its Subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, consulting agreement or any restrictive covenant to a third party relating to the right of any such employee, consultant or independent contractor to be employed or engaged by Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

          (d) CONTROVERSIES. There are no material controversies pending or, to the knowledge of Company, threatened between Company or any of its Subsidiaries on the one hand and any representatives of any of their employees on the other hand.

          (e) ORGANIZATIONAL EFFORTS. To the knowledge of Company, there are no organizational efforts presently being made involving any of the presently unorganized employees of Company or any of its Subsidiaries.

          (f) WARN ACT. Neither Company nor any of its Subsidiaries is in violation of the Worker Adjustment and Retraining Notification Act of 1988, or any similar state or local law, in each case that would have a Material Adverse Effect on Company or any of its Subsidiaries.

          (g) SEVERANCE. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Company or any of its Subsidiaries to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

     2.16 INTERESTED PARTY TRANSACTIONS. Neither Company nor any of its Subsidiaries is indebted to any director, officer, employee, consultant, agent or affiliate ("INTERESTED PARTY") of Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses), and no Interested Party is indebted to Company or any of its Subsidiaries (except for cash advances for ordinary business expenses). Except as set forth in Section 2.16 of the Company Disclosure Schedule, there have been no agreements, transactions or understandings between Company or any of its Subsidiaries on the one hand and any Interested Party on the other hand which were not arm's length transactions entered into in the ordinary course of business and consistent with past practice.

     2.17 COMPLETE COPIES OF MATERIALS; BANK ACCOUNTS. Company has delivered or made available true, correct and complete copies of each document which has been requested by Parent or its legal counsel or accountants in connection with their legal and accounting review of Company and each of its Subsidiaries. Company has furnished to Parent a true and complete list setting forth the names and addresses of all banks, other institutions and state governmental departments at which Company and each of its Subsidiaries have accounts, deposits or the like, and the names of all persons authorized to draw on or give instructions with respect thereto or holding a power-of-attorney on behalf of Company or any of its Subsidiaries.

     2.18 MATERIAL CONTRACTS. Section 2.18 of the Company Disclosure Schedule sets forth the material contracts, agreements and arrangements (written or oral) to which Company or any of its Subsidiaries is a party (collectively, the "MATERIAL CONTRACTS"), including, without limitation:

          (a) any sales, advertising, distribution, co-branding, sponsorship, agency, investor relations or public relations contract;

          (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than five thousand dollars ($5,000) per year;

          (c) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

          (d)  any contract for capital expenditures;

          (e) any contract pursuant to which Company or any of its Subsidiaries is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, pursuant to which payments in excess of five thousand dollars ($5,000) remain outstanding;

          (f) any employment contract, arrangement or policy (including without limitation any collective bargaining contract or union agreement);

          (g) any stockholders agreement, voting agreement, registration rights agreement or other agreement to which Company, any of its Subsidiaries or any stockholder of Company or any of its Subsidiaries is a party;

          (h) any contract with any person or entity with whom Company or any of its Subsidiaries does not deal at arm's length within the meaning of the Code;

          (i) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

          (j) any consulting, independent contractor, license, joint venture, collaboration, development or similar agreements; or

          (k)  any lease agreement for real property.

     2.19 NO BREACH OF MATERIAL CONTRACTS. Except as set forth in Section 2.19 of the Company Disclosure Schedule, Company and each of its Subsidiaries are entitled to all material benefits under each, and are not in or alleged to be in material default, breach or violation of, any Material Contract. Each of the Material Contracts is valid, binding and in full force and effect with respect to Company and each of its Subsidiaries and, to the knowledge of Company, with respect to the other parties thereto, and has not been amended, and, except as set forth in Section 2.19 of the Company Disclosure Schedule, there exists no default, breach or violation or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or, to Company's knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to Parent. Except for the Material Contracts, there are no other material contracts or other arrangements under which goods, equipment or services are provided, leased or rendered by, or are to be provided, leased or rendered to, Company or any of its Subsidiaries.

     2.20 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company or any of its Subsidiaries.

     2.21 NO BUSINESS ACTIVITY RESTRICTION. There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Company or any of its Subsidiaries is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Company or any of its Subsidiaries. Neither

Company nor any of its Subsidiaries has entered into any agreement under which Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

     2.22 ENVIRONMENTAL MATTERS.

          (a) NO VIOLATION. To the knowledge of Company, (i) Company and each of its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (as defined in Section 2.22(b)), including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned or leased by Company or any of its Subsidiaries contain any Hazardous Substance (as defined in Section 2.22(c)) as a result of any activity of Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or third party indicating that Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against Company or any of its Subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by Company or any of its Subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law, (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned or leased by Company or any of its Subsidiaries during the time such properties were owned, leased or operated by Company or any of its Subsidiaries, (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law conducted by or which are in the possession of Company or any of its Subsidiaries, (viii) there are no underground storage tanks on, in or under any properties owned or leased by Company or any of its Subsidiaries and no underground storage tanks have been closed or removed from any of such properties during the time such properties were owned, leased or operated by Company or any of its Subsidiaries, (ix) there is no asbestos or asbestos containing material present in any of the properties owned or leased by Company and its Subsidiaries, and no asbestos has been removed from any of such properties during the time such properties were owned, leased or operated by Company or any of its Subsidiaries, and (x) none of Company, its Subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (x) that, individually or in the aggregate, would not have a Material Adverse Effect on Company or any of its Subsidiaries.

          (b) ENVIRONMENTAL LAW. For purposes of this Agreement, "ENVIRONMENTAL LAW" means any Federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to
(x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended. The term Environmental Law includes, without limitation,
(i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended, or any state counterpart thereof, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries, damages or penalties due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

          (c) HAZARDOUS SUBSTANCE. For purposes of this Agreement, "HAZARDOUS SUBSTANCE" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

     2.23 COMPANY STOCKHOLDERS' APPROVAL. The affirmative vote of stockholders of Company required for approval and adoption of this Agreement and the Merger is a majority of the votes represented by the outstanding shares of Company Common Stock and Series A Preferred, on a combined basis. The affirmative vote of stockholders of Company required to amend the Certificate of Incorporation as contemplated by Section 5.17 is a majority of the votes represented by the outstanding shares of Company Common Stock and Series A Preferred, on a combined basis, and the consent of the holders of Series A Preferred representing at least two thirds of the outstanding shares of Series A Preferred. Except for shares of Company Stock, the Amended Warrants and the Company Options set forth in Section 2.23 of the Company Disclosure Schedule, immediately prior to the Effective Time, no options, warrants, capital stock, securities or other rights to exchange for or convert into Company securities will be outstanding. Except as required to comply with Section 5.17, no other vote of the stockholders of Company is required by law, the Certificate of Incorporation, as amended, or Bylaws of Company or otherwise in order for Company to consummate the Merger and the transactions contemplated hereby. The Voting Agreements executed and delivered to Parent secure the number of votes of securities of Company necessary to approve and adopt this Agreement and the Merger at the meeting of stockholders of Company called to approve same and such Voting

Agreements and the irrevocable proxies granted in connection therewith are in full force and effect.

     2.24 NO EXCESS PARACHUTE PAYMENTS. Neither Company nor any of its Subsidiaries has any contracts, arrangements or understandings pursuant to which any person may receive any amount or entitlement from Company or any of its Subsidiaries (including cash or property or the vesting of property) that may be characterized as an "EXCESS PARACHUTE PAYMENT" (as such term is defined in Code
Section 280G(b)(1)) as a result of any of the transactions contemplated by this Agreement. No person is entitled to receive any additional payment from Company, its Subsidiaries or any other person in the event that the 20 percent (20%) parachute excise tax of Code Section 4999(a) is imposed on such person.

     2.25 COMPLETENESS OF THE COMPANY INFORMATION. Company has delivered to Parent, Brobeck, Phleger & Harrison LLP or Ernst & Young LLP all material documents, items and other information responsive to all requests of Parent, Brobeck, Phleger & Harrison LLP or Ernst & Young LLP (the "Company Information"), as the case may be.

     2.26 INSURANCE. Except to the extent there would be no Material Adverse Effect on Company or any of its Subsidiaries, all of Company's and each of its Subsidiaries' liability, theft, health, fire, worker's compensation and other forms of insurance, surety bonds and umbrella policies, insuring Company and any of its Subsidiaries and their directors, officers, employees, independent contractors, properties, assets and business (the "POLICIES"), are valid and in full force and effect without any premium past due or pending notice of cancellation, and are, in the reasonable judgment of Company, adequate for the business of Company and each of its Subsidiaries as now conducted. There are no claims, singly or in the aggregate, under the Policies in excess of $5,000, which, in any event, are not in excess of the limitations of coverage set forth in the Policies. All of the Policies are "OCCURRENCE" policies and no Policy is a "CLAIMS MADE" policy. Company has no knowledge of any fact indicating that such policies will not continue to be available to Company and each of its Subsidiaries upon substantially similar terms subsequent to the Effective Time. The provision and/or reserves in the most recent Financial Statements are adequate for any and all self insurance programs maintained by Company or any of its Subsidiaries. Section 2.26 of the Company Disclosure Schedule sets forth a list of the Policies and self insurance programs maintained by Company or any of its Subsidiaries and a description of the general terms and coverages thereof.

     2.27 GUARANTIES. Neither Company nor any of its Subsidiaries is a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other person.

     2.28 SUBSIDIARIES. None of Company and any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary set forth in Section 2.1 of the Company Disclosure Schedule. No outstanding securities of any Subsidiary is convertible into or exchangeable for any securities of Company or any other Subsidiaries of Company, whether by their terms or pursuant to any other agreement or arrangement, and no holder of securities of any of any Subsidiary has any right by agreement, arrangement or otherwise to receive any Parent Common Stock issued as Merger Consideration.

     2.29 ANTI-TAKEOVER MATTERS. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to Company or (by reason of Company's participation therein) the Merger or the other transactions contemplated by this Agreement.

     2.30 FDA MATTERS. Company and each of its Subsidiaries are in compliance with all statutes, rules and regulations of the U.S. Food and Drug Administration or similar United States or foreign governmental authority ("FDA") with respect to the evaluation, testing, labeling and manufacturing of all of their products, in whatever stage of development, to the extent that the same are applicable to Company's and each of its Subsidiaries' business as it is currently conducted. To the knowledge of Company, Company and each of its Subsidiaries, as well as their contractors, adhere to "Good Laboratory Practices," "Good Clinical Practices" and "Good Manufacturing Practices," as required by the FDA. Company and each of its Subsidiaries has all requisite FDA permits, designations, approvals or the like to conduct Company's and each of its Subsidiaries' business as it is currently conducted. Company has previously delivered to Parent an index of all information concerning all Investigational New Drug Applications obtained by Company and each of its Subsidiaries from the FDA or required in connection with the conduct of Company's and each of its Subsidiaries' business as it is currently conducted and has made all such information available to Parent. Section 2.30 of the Company Disclosure Schedule contains a list of (a) all communications between Company and each of its Subsidiaries on the one hand and the FDA on the other hand from inception through the date hereof, and (b) all designations or approvals by the FDA or any similar governmental or quasi-governmental agencies throughout the world of orphan drug designations or any applications with the FDA for Investigational New Drug Applications, New Drug Applications or Biologics License Applications, or any similar applications with any similar governmental or quasi-governmental agencies throughout the world.

     2.31 STUDIES. To the knowledge of Company, the clinical, preclinical and other studies and tests conducted by or on behalf of or sponsored by Company or any of its Subsidiaries or in which Company or any of its Subsidiaries or Company's or any of its Subsidiaries' products or product candidates under development have participated, were and, if still pending, are being conducted in accordance with standard medical and scientific research procedures. Neither Company nor any of its Subsidiaries has received any notices or other correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification of any clinical or pre-clinical studies or tests.

     2.32 EMPLOYMENT AGREEMENTS.

          (a) KANZER EMPLOYMENT AGREEMENT PAYMENTS. Other than the payment referred to in Section 1.6(h), all amounts owed to Steve H. Kanzer (cash, equity or otherwise) pursuant to the terms of the Kanzer Employment Agreement (as defined in Section 5.6(b)) or otherwise, including but not limited to any and all amounts (cash, equity or otherwise) owed under Section 3 of the Kanzer Employment Agreement, have been paid in full or waived by Mr. Kanzer, and Company owes no amounts (cash, equity or otherwise) to Mr. Kanzer other than the periodic payment of his base salary pursuant to the Kanzer Employment Agreement.

          (b) STERGIOPOULOS EMPLOYMENT AGREEMENT. Other than the payment referred to in Section 1.6(g), all amounts owed to Nicholas Stergiopoulos (cash equity or otherwise) pursuant to the Stergiopoulos Employment Agreement (as defined in Section 5.6(c)) or otherwise have been paid in full or waived by Mr. Stergiopoulos, and Company owes no amounts (cash equity or otherwise) to Mr. Stergiopoulos other than the periodic payment of his base salary pursuant to the Stergiopoulos Employment Agreement.

     2.33 PATENT AND TRADEMARK APPLICATIONS.

          (a) DR. MCDONALD. Pursuant to the terms of the Consulting Agreement dated October 1, 1998 by and between Dr. George McDonald and Enteron Pharmaceuticals, Inc. ("ENTERON"), Dr. McDonald has assigned all right, title and interest in the following patent applications to Enteron: (i) Use of Oral Beclomethasone Dipropionate to Treat Liver Inflammation, filed January 3, 2001,
(ii) Method of Long-Term Treatment of Graft-Versus-Host Disease Using Topical Active Corticosteroids, filed January 3, 2001, and (iii) Method of Treating inflammatory disorders of the Gastrointestinal Tract using Topically Active Corticosteroids, filed March 15, 2001.

          (b) DR. EPSTEIN. Pursuant to the terms of the Consulting Agreement dated June 8, 1999 by and between Dr. Joel Epstein and Oral Solutions, Inc. ("ORAL SOLUTIONS"), Dr. Epstein has assigned all right, title and interest in the following U.S. and PCT patent applications to Oral Solutions: (i) Topical Azathioprine for the Treatment of Oral Autoimmune Disorders, No. 09/433,418, filed November 4, 1999, and (ii) Topical Azathioprine for the Treatment of Oral Immune Disorders, No. PCT/US/00/21959, filed August 11, 2000.

          (c) MR. STERGIOPOULOS. Mr. Nicholas Stergiopoulos has assigned all right, title and interest in the following patent applications to Enteron: (i) U.S. Patent Application entitled Method of Long-Term Treatment of Graft-Versus-Host Disease Using Topical Active Corticosteriods, filed January 3, 2001, and (ii) Method of Treating inflammatory disorders of the Gastrointestinal Tract using Topically Active Corticosteroids, filed March 15, 2001. Mr. Stergiopoulos has assigned all right, title and interest to all Intellectual Property Rights that relate to carrying out Company's and each of its Subsidiary's current activities and their future activities to the extent such future activities are already planned.

          (d) MR. KANZER. Mr. Steve H. Kanzer has no interest in any Intellectual Property Rights that relate to carrying out Company's and each of its Subsidiary's current activities and their future activities to the extent such future activities are already planned.

          (e) INVENTIONS, TRADE SECRETS AND WORKS OF AUTHORSHIP. All inventions conceived of (whether patentable or not), trade secrets, know-how and works of authorship developed or created by Mr. Steve H. Kanzer and Mr. Nicholas Stergiopoulos have been assigned to Company.

          (f) TRADEMARK FEE. Company has paid the registration fee for the mark "Metropt" in Japan.

     2.34 MCDONALD LICENSE AGREEMENT . Enteron has paid, or Dr. George McDonald has waived, all penalty payments owed to him by Enteron pursuant to the terms of the Exclusive

License Agreement dated November 24, 1998 by and between Enteron and Dr. McDonald (the "MCDONALD LICENSE AGREEMENT") and no amounts are owed to Dr. McDonald pursuant to the terms thereof.

     2.35 ALLERGAN TRANSACTION.

          (a) LICENSE AGREEMENT. The obligations of Intero Corp. ("INTERO") to John Hopkins University ("JHC") pursuant to Section 4.2 of the Exclusive License Agreement effective February 5, 1999, by and between Intero and JHC have been paid in full and no amounts are owed to JHC pursuant to the terms thereof.

          (b) SALE OF ASSETS. Company has paid each stockholder of Intero his/her/its pro rata portion of the consideration paid or to be paid by Allergan Botox Limited ("ALLERGAN") to Company in connection with the transactions consummated pursuant to the Asset Purchase Agreement dated December 1, 1999, by and between Intero and Allergan, including any milestone payments thereunder.

     2.36 LIQUIDATION AMOUNT. At the Effective Time, the total Liquidation Amount (as defined in Company's Certificate of Incorporation, as amended) due to all holders of the Series A Preferred in connection with the consummation of the Merger will not exceed the Series A Preferred Merger Consideration.

     2.37 PARENT SECURITIES. Neither Company nor any of its Subsidiaries owns any outstanding securities of Parent.

     2.38 DISSOLUTION. Company's Subsidiaries Neuropath, Inc.; Iopthalmics, Inc.; Magyar Pharmaceuticals, Inc.; CTD Drug Design, Inc. (formerly known as IDR Drug Design, Inc.); Institute for Drug Research Publications, Inc.; CTD Investments, LLC; and Nodolor, Inc. have been dissolved in accordance with the laws of the respective jurisdictions of their incorporation.

     2.39 COMMON STOCK. All the certificates representing shares of Company Common Stock were issued subsequent to January 5, 1998.

     2.40 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Company herein or in any schedule hereto, including the Company Disclosure Schedule, or certificate or other document furnished by Company or the security holders of Company pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as otherwise set forth in any Parent Reports (as defined in Section 3.5(a)) or for specific references to, and as set forth in the Parent Disclosure Schedule attached hereto

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

and referring by numbered section (and, where applicable, by lettered subsection) of the representations and warranties in this Article III (the "PARENT DISCLOSURE SCHEDULE"), Parent and Merger Sub, jointly and severally, represent and warrant to Company as follows:

     3.1 ORGANIZATION AND STANDING. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power, is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

     3.2 CAPITAL STRUCTURE OF PARENT. As of May 1, 2001, the authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, 4,600,000 shares of Preferred Stock, $.001 par value per share, 200,000 shares of Series B Convertible Preferred Stock, par value $.05 per share, and 200,000 shares of Series C Convertible Preferred Stock, par value $.05 per share, of which 12,741,858 shares of Parent Common Stock, no shares of Preferred Stock, 102,390 shares of Series B Convertible Preferred Stock and 99,287 shares of Series C Convertible Preferred Stock were issued and outstanding. All outstanding shares of Parent Common Stock have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued, and, upon receipt by Parent of Company Certificates in exchange therefor, will be fully paid and non-assessable. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $.001 par value per share, all of which were issued and outstanding and held of record by Parent as of the date hereof.

     3.3 AUTHORITY. Subject to approval of the Parent Voting Proposal by the stockholders of Parent, Parent and Merger Sub have all requisite corporate power and authority to execute and deliver the Transaction Agreements, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to approval of the Parent Voting Proposal by the stockholders of Parent, the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and by general principles of equity.

     3.4  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) NO CONFLICT. Except for the filing of the Delaware Certificate of Merger, any applicable federal or state securities filings (including, without limitation, the filing with the SEC of the Joint Proxy Statement and the Registration Statement), and as set forth on Section 3.4(a) of the Parent Disclosure Schedule and except for such conflicts, violations, breaches or defaults which would not have a Material Adverse Effect on Parent, the execution and delivery of this Agreement by Parent and Merger Sub, do not, and the performance by Parent and Merger Sub of their obligations hereunder and/or thereunder, as the case may be, and the consummation of the Merger will not, (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any law applicable to Parent or Merger Sub, or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

          (b) GOVERNMENTAL FILINGS. Assuming the accuracy of the representations and warranties of Company set forth in Article II, except for the filing of the Delaware Certificate of Merger and any applicable federal or state securities filings (including, without limitation, the filing with the SEC of the Joint Proxy Statement and the Registration Statement) and except for such consents, approvals or authorizations, permits or filings which, if not obtained or made, would not have a Material Adverse Effect on Parent, the execution and delivery of this Agreement by Parent and Merger Sub do not and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent with or notification by Parent to, any Governmental Entity.

     3.5  SEC FILINGS; FINANCIAL STATEMENTS OF PARENT.

          (a) PARENT REPORTS. Parent has timely filed all forms, reports, statements and documents required to be filed by it with the SEC and the American Stock Exchange (the "AMEX") since December 31, 2000 (collectively together with any such forms, reports, statements and documents Parent may file subsequent to the date hereof until the Closing, the "PARENT REPORTS"). Each Parent Report was prepared in accordance with the requirements of the Act, the Exchange Act, or the AMEX, as the case may be, and did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) FINANCIAL STATEMENTS. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Parent Reports are true and complete as at, and for the periods reported therein, and was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Parent and the consolidated Subsidiaries of Parent as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal recurring year-end audit adjustments that will not be material in nature or in amount).

     3.6 LITIGATION. Except as set forth in Section 3.6 of the Parent Disclosure Schedule, there is (i) no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of Parent, investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent, threatened against Parent or any of its assets or properties or any of its officers or directors (in their capacities as such), and (ii) no judgment, decree or order against Parent, or, to the knowledge of Parent, any of its directors or officers (in their capacities as such), in each case limiting the conduct of business by Parent or that could prevent, enjoin, or alter or delay any of the transactions contemplated by this Agreement or have a Material Adverse Effect on Parent.

     3.7 NO UNDISCLOSED LIABILITIES. Except to the extent set forth in the balance sheet of Parent as of December 31, 2000 included in the Parent Reports and except for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2000, Parent does not have any obligations or liabilities, whether or not accrued, contingent or otherwise, that individually or in the aggregate would have a Material Adverse Effect on Parent.

     3.8 ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 3.8 of the Parent Disclosure Schedule and as contemplated by this Agreement, since December 31, 2000, Parent and each of its subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not occurred (i) any Material Adverse Effect on Parent or any of its subsidiaries, (ii) any event that could reasonably be expected to prevent or materially delay the performance of Parent's obligations pursuant to the Transaction Agreements or the consummation of the Merger by Parent, (iii) any change by Parent or any of its subsidiaries in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Parent or any of its subsidiaries or any redemption, purchase or other acquisition of any of Parent's or any of its subsidiaries' securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Parent or any of its subsidiaries, (vi) other than issuances of options pursuant to the Parent Plan, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entering into any agreement with respect thereto of Parent and any of its subsidiaries, (vii) any amendment to the Certificate of Incorporation or Bylaws of Parent or any of its subsidiaries, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures, (x) purchase, sale, assignment or transfer of any material assets, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on Parent, or (z) cancellation, compromise, release or waiver of any rights of material value or any material debts or claims, (ix) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Parent, (xi) any entering into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Parent or any of its subsidiaries is a party or by which any of them is bound, (xiii) any entering into any loan or other transaction with any officers, directors or employees of Parent or any of its subsidiaries, (xiv) any charitable or other capital contribution or pledge therefore, (xv) any entering into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or
(xvi) any negotiation or agreement by the Parent or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (xv).

     3.9 BROKERS. Other than fees, commissions, reimbursements of costs and expenses and other payments due under the engagement letter between Parent and Wells Fargo Van Kasper dated as of March 11, 2001 and as set forth on Section
3.9 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

     3.10 REORGANIZATION. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could be expected to prevent the Merger from constituting a "reorganization" under Section 368(a) of the Code. Parent is not aware of any agreement or plan to which Parent or any of its affiliates is a party or other circumstances relating to Parent or any of its affiliates that could reasonably be expected to prevent the Merger from so qualifying as a reorganization under Section 368(a) of the Code.

     3.11 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Parent or Merger Sub herein or in a certificate or other document furnished by Parent or Merger Sub pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 CONDUCT OF BUSINESS OF COMPANY. During the period from and including the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Company agrees (except as consented to in writing by Parent) to carry on its and each of its Subsidiaries' businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Company further agrees to pay its and each of its Subsidiaries' debts and Taxes when due, to pay or perform its and each of its Subsidiaries' other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and each of its Subsidiaries' present business organizations, keep available the services of its and each of its Subsidiaries' present officers and key employees and preserve its and each of its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, consultants, joint venture partners, collaborators, and others having business dealings with it and each of its Subsidiaries to the end that its and each of its Subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Company agrees to promptly notify Parent of any event or occurrence not in the ordinary course of business or which could have a Material Adverse Effect on Company or any of its Subsidiaries. By way of amplification and not limitation, Company and each of its Subsidiaries shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld:

          (a) cause or permit any amendments to their Certificates of Incorporation, Bylaws or other charter documents, as applicable, except as contemplated by Section 5.17;

          (b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of their capital stock, or split, combine or reclassify any of their capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of their capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

          (c) enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of the Material Contracts;

          (d) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of their capital stock or securities exchangeable for or convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating them to issue any such shares or other convertible or exchangeable securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of stock options, warrants or other rights or the conversion of Series A Preferred outstanding as of the date of this Agreement and the issuance of the Amended Warrants as contemplated by Section 5.20;

          (e) transfer to any person or entity any rights to any Intellectual Property Rights of Company or any of its Subsidiaries;

          (f) sell, lease, license or otherwise dispose of or encumber any of Company's or any of its Subsidiaries' properties or assets;

          (g) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (h) enter into any operating lease which is not included in the fiscal year 2001 Company budget attached hereto as EXHIBIT N (the "BUDGET") or pursuant to which payments in excess of twenty thousand dollars ($20,000) may be required;

          (i) pay, discharge or satisfy, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) which is not included in the Budget or in an amount in excess of twenty thousand dollars ($20,000) in any one case or sixty thousand dollars ($60,000) in the aggregate, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business consistent with past practice and reasonable expenses incurred in connection with the transactions contemplated by this Agreement, subject to
Section 9.1;

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

          (j) make any capital expenditures, capital additions or capital improvements;

          (k)  terminate or waive any right of substantial value;

          (l) adopt or amend any employee benefit or stock purchase or option plan, or hire any new director, officer, consultant or employee (other than secretarial staff), pay any special bonus or special remuneration to any officer, employee, consultant or director or increase the salaries, wage rates, bonus or compensation of any director, officer, employee or consultant;

          (m) grant any severance or termination pay to any director, officer, consultant or employee;

          (n)  commence a lawsuit;

          (o) acquire or agree to acquire by merging or consolidating with, purchasing equity interests, or purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets;

          (p) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (q) take any other action outside the ordinary course of their business consistent with past practice; or

          (r) take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (q), or any action which would make any of Company's representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent Company from performing or cause it not to perform its covenants hereunder in any material respect.

     4.2  EXCLUSIVITY.

          (a) COMPETING PROPOSAL. Except for the transactions contemplated by this Agreement, until the earlier of the Effective Time or the date of termination of this Agreement in accordance with its terms, Company shall not take (and since February 27, 2001, inclusive, Company has not taken), nor shall Company authorize, cause or encourage any of its directors, officers, agents, employees, consultants, affiliates, attorneys, accountants, financial advisers or other representatives (collectively, "REPRESENTATIVES") to, directly or indirectly: (i) solicit, encourage, initiate, engage, entertain, review, respond to, continue or participate in any negotiations or discussions with respect to an offer or proposal (whether formal or informal, oral, written, or otherwise) to acquire all or any part of Company's or any of its Subsidiaries' stock or assets, whether by purchase of stock or assets, license, joint venture, merger, consolidation, reorganization or other form of business combination, or otherwise (a "COMPETING PROPOSAL"), (ii) disclose any heretofore nonpublic information, or afford access to the properties, books or records of Company or any of its Subsidiaries, to any person or entity concerning Company or any of its Subsidiaries for the purposes of considering or formulating a Competing Proposal, (iii) assist, cooperate with, facilitate or encourage any person or entity to make a Competing Proposal, (iv) agree to, enter into a contract regarding, approve, recommend or endorse any transaction involving a Competing Proposal, or (v) authorize or permit any of Company's Representatives to take any action within the scope of the immediately preceding clauses (i) through (iv). If Company or any of its Subsidiaries or Company's Representatives becomes aware of a Competing Proposal or if any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries is made by any person or entity that has made a Competing Proposal or has advised Company that it may be considering making a Competing Proposal, Company, any of its Subsidiaries or Company's Representatives shall within 24 hours notify Parent of the material details of such Competing Proposal or request (including the identity of the person or entity making such Competing Proposal, the terms thereof and the information requested thereby) and shall within 24 hours provide Parent with a copy of any Competing Proposal or request that is made in writing and copies of all correspondence relating thereto. Thereafter Company shall keep Parent fully apprised on a current basis of the status of any such Competing Proposal and of any modifications to the terms thereof. Company, its Subsidiaries and Company's Representatives shall immediately cease and cause to be terminated all existing discussions or negotiations with any parties other than Parent conducted heretofore with respect to any Competing Proposal.

          (b) PARENT PROPOSAL. Except for the transactions contemplated by this Agreement, until the earlier of the Effective Time or the date of termination of this Agreement in accordance with its terms, Parent shall not take (and since February 27, 2001, inclusive, Parent has not taken), nor shall Parent authorize, cause or encourage any of its Representatives to, directly or indirectly: (i) solicit, encourage, initiate, engage, entertain, review, respond to, continue or participate in any negotiations or discussions with respect to an offer or proposal (whether formal or informal, oral, written, or otherwise) for the acquisition by Parent of all or substantially all of the assets or equity interests of any entity, whether by purchase of stock or assets, license, joint venture, merger, consolidation, reorganization or other form of business combination or otherwise if such proposed acquisition by Parent would materially adversely effect the ability of Parent to consummate the Merger ("PARENT PROPOSAL"), (ii) disclose any heretofore nonpublic information, or afford access to the properties, books or records of Parent or any of its subsidiaries, to any person or entity concerning Parent or any of its subsidiaries for the purposes of considering or formulating a Parent Proposal, (iii) assist, cooperate with, facilitate or encourage any person or entity to make a Parent Proposal, (iv) agree to, enter into a contract regarding, approve, recommend or endorse any transaction involving a Parent Proposal, or (v) authorize or permit any of Parent's Representatives to take any action within the scope of the immediately preceding clauses (i) through (iv). If the Parent or any of Parent's Representatives becomes aware of a Parent Proposal or if a Parent Proposal is hereafter made or if any request for nonpublic information relating to Parent or any of its subsidiaries or for access to the properties, books or records of Parent or any of its subsidiaries is made by any person or entity that has made a Parent Proposal or has advised Parent that it may be considering making a Parent Proposal, Parent or Parent's Representatives shall within 24 hours notify Company of the material details of such Parent Proposal or request (including the identity of the person or entity making such Parent Proposal, the terms thereof and the information requested thereby) and shall within 24 hours provide Company with a copy of any Parent Proposal or request that is made in writing and copies of all correspondence relating thereto. Thereafter Parent shall keep Company fully apprised on a current basis of the status of any such Parent Proposal and of any modifications to the terms thereof. Parent and Parent's Representatives immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties other than Company conducted heretofore with respect to any Parent Proposal.

          (c) REMEDY. Each party (i) acknowledges that a breach of any of its covenants contained in this Section 4.2 will result in irreparable harm to Parent or Company, as the case may be, which will not be compensable in money damages, and (ii) agrees that such covenants shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to the parties for a breach of such covenants.

     4.3 NOTICES OF CERTAIN EVENTS. Each of Parent and Company shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent, Merger Sub or Company or any of its Subsidiaries, or that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Material Contract; and (v) any change that would have a Material Adverse Effect on Parent or a Material Adverse Effect on Company or any of its Subsidiaries, or delay or impede the ability of Parent, Merger Sub, Company or the security holders of Company to perform their respective obligations pursuant to the Transaction Agreements and to effect the consummation of the Merger.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

     5.1  ACCESS TO INFORMATION.

          (a) ACCESS. Each party to this Agreement shall afford any other party hereto reasonable access during normal business hours, on reasonable advance notice, during the period prior to the earlier of the Effective Time or the date of termination of this Agreement in accordance with its terms, to (i) all of such party's and each of its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, operations, properties, assets, taxes, condition (financial or other) results of operations and personnel of such party and any of its subsidiaries as the other party may reasonably request. Each party agrees to provide to the other party and its Representatives copies of internal financial statements promptly upon request.

          (b) CONFERENCES. Subject to compliance with applicable law, from the date hereof until the earlier of the Effective Time or the date of termination of this Agreement in accordance with its terms, each of Parent and Company shall confer on a regular basis with one

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

or more Representatives of the other party to consult with respect to operational matters of materiality and the general status of ongoing operations prior to taking any actions with respect thereto.

          (c) REPRESENTATIONS AND WARRANTIES. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          (d)  REVIEW OF COMPANY TAX FILINGS.

               (i) All income Tax Returns of Company and each of its Subsidiaries for the year ended December 31, 2000 that are filed on or before the Closing Date shall be prepared in a manner consistent with Company's past Tax accounting practices.

               (ii) A draft of each income Tax Return or any amendment thereto that is filed by Company or any of its Subsidiaries after the date hereof and prior to the Closing Date shall be delivered to Parent no later than thirty (30) days prior to the time such Tax Return or amendment is to be filed. Parent may request in writing changes to be made to any such draft returns or amendment no later than fifteen (15) days after receipt of such Tax Return or amendment. Company shall consider such request and prepare a final Tax Return or amendment considering, in Company's reasonable discretion, Parent's requests.

     5.2  CONFIDENTIALITY.

          (a) CONFIDENTIAL INFORMATION. Prior to the Effective Time, each of the parties will treat and hold as such all of the Confidential Information (as defined below) and refrain from using any of the Confidential Information except in connection with this Agreement. In the event that any party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that party will notify the party providing such Confidential Information (the "PROVIDING PARTY") promptly of the request or requirement so that the Providing Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 5.2(a). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the parties is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that party may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the disclosing party shall use its reasonable best efforts to obtain, at the request and expense of the Providing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Providing Party shall designate. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" means any information concerning the business and affairs of Parent, Company or any of their respective Subsidiaries that is not already generally available to the public.

          (b) TERMINATION. In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver to the other all non-public written material

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

provided pursuant to this Agreement and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Parent, Company or their subsidiaries based on the information in such material shall be destroyed (and Parent and Company shall use their respective reasonable best efforts to cause their Representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

     5.3 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), in all cases except as may be required by law or the rules of the AMEX, in which case the parties will make reasonable efforts to consult with each other prior to the making of such public statement.

     5.4  REASONABLE EFFORTS AND FURTHER ASSURANCES.

          (a) FURTHER ASSURANCES. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement; PROVIDED, HOWEVER, that Parent shall not be obligated to consent to or accept any divestiture or operational limitation in connection with the Merger or to make any payment or commercial concession to any third party as a condition to obtaining any required consent or approval of any third party. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

          (b) REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable pursuant to all agreements, contracts, indentures or other instruments to which the parties hereto are a party, or under any applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to (i) obtain all necessary or appropriate waivers, consents and approvals from lenders, landlords, security holders or other parties whose waiver, consent or approval is required to consummate the Merger, (ii) effect all necessary registrations, filings and submissions, and (iii) lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the stockholders of the Parent and Merger Sub and the stockholders of Company.

          (c) LITIGATION. In the event any litigation is commenced by any person or entity against Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement, Parent shall have the right, at its own expense, to participate therein, and

Company and its Subsidiaries will not settle any such litigation without the consent of Parent, which consent will not be unreasonably withheld.

     5.5 NOTIFICATION OF CERTAIN MATTERS. Each of Company, Parent and Merger Sub agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of the representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.6  EMPLOYMENT AND CONSULTING AGREEMENTS; EMPLOYEES.

          (a) EMPLOYMENT AGREEMENTS. Prior to Closing, any and all employees of Company or any of its Subsidiaries who are parties to agreements that would provide to them compensation (cash or otherwise) upon a change of control (as defined therein) of Company, other than the Kanzer Employment Agreement and the Stergiopoulos Employment Agreement (collectively, the "EMPLOYMENT AGREEMENTS"), shall execute amendments and/or waivers of the compensation provisions applicable upon such a change of control (as defined therein).

          (b) KANZER EMPLOYMENT AGREEMENT. Prior to Closing, the Employment Agreement dated December 14, 1998, by and between Company and Steve H. Kanzer (the "KANZER EMPLOYMENT AGREEMENT") shall have been terminated on terms reasonably satisfactory to Parent and Mr. Kanzer without severance, milestone, bonus or other payments, other than the bonus payment provided for pursuant to
Section 1.6(h).

          (c) STERGIOPOULOS EMPLOYMENT AGREEMENT. Prior to Closing, the Employment Agreement dated June 28, 1999, by and between Company and Nicholas Stergiopoulos (the "STERGIOPOULOS EMPLOYMENT AGREEMENT") shall have been terminated on terms reasonably satisfactory to Parent and Mr. Stergiopoulos without severance, milestone, bonus or other payments, other than the bonus payment provided for pursuant to Section 1.6(g).

          (d) EMPLOYEES. Prior to Closing, all employees of Company and each of its Subsidiaries shall be terminated on terms reasonably satisfactory to Parent without severance, milestone, bonus or other payments, except as provided in Sections 1.6(g) and 1.6(h).

     5.7 NO LIABILITY OF PARENT IF TRANSACTION IS NOT TAX-FREE. Except in connection with a breach of Sections 3.10 or 5.11, neither Parent nor Merger Sub shall be liable to any party for any amount in the event that the Merger is not treated as a tax-free reorganization for Federal income tax purposes.

     5.8 COMPANY DISCLOSURE SCHEDULE. Company has made available to Parent a reasonable time prior to the Closing Date, copies of all items set forth on the Company Disclosure Schedule and any and all other consents, documents or agreements to be delivered hereunder which have not previously been delivered to Parent, which items and any such other consents, documents or agreements shall be in form and substance reasonably satisfactory to Parent and Company.

     5.9 LITIGATION SUPPORT. In the event and for so long as Parent or Merger Sub actively is contesting or defending against any action, suit, proceeding, arbitration, hearing, investigation, charge, complaint, claim or demand (other than by security holders of Company) in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing involving Company or any of its Subsidiaries, Company and each of its Subsidiaries and the security holders of Company will cooperate with Parent and its counsel in the contest or defense, use reasonable efforts to make available the personnel of Company and each of its Subsidiaries and security holders of Company and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of Parent (unless Parent is entitled to indemnification therefor under Article VIII).

     5.10 TRANSITION. Neither Company nor any security holders of Company shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, joint venture partner, collaborator, consultant or other business associate of Company and any of its Subsidiaries from maintaining the same business relationships with Company and any of its Subsidiaries after the Closing as it maintained with Company and any of its Subsidiaries prior to the Closing unless such action is taken in accordance with prudent business practices.

     5.11 TAX TREATMENT. Parent, Merger Sub and Company shall each use best efforts to cause the Merger to qualify, and shall not knowingly take or fail to take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a "reorganization" under
Section 368(a) of the Code. Except as otherwise required under applicable law, Parent shall, and shall cause the Surviving Corporation to report to the extent required by the Code or the regulations thereunder, the Merger for income tax purposes as a reorganization within the meaning of Section 368 of the Code. Each of Parent and Company shall make such representations, warranties and covenants as shall be reasonably requested in the circumstances by Brobeck, Phleger & Harrison, LLP and Kramer Levin Naftalis & Frankel LLP in order for such firms to render the opinions referred to in Section 6.1(g).

     5.12 JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

          (a) SEC FILING. As promptly as practicable after the execution of this Agreement, Company and Parent shall prepare and file with the SEC the Joint Proxy Statement, and Parent shall prepare and file with the SEC the Registration Statement (as defined in Section 5.15), in which the Joint Proxy Statement will be included as a prospectus. Parent and Company shall use their reasonable best efforts to respond to the comments of the SEC in connection with the Joint Proxy Statement and the Registration Statement, to furnish all information required to prepare the Joint Proxy Statement and the Registration Statement and to cause the Registration Statement to become effective as soon after such filing as practicable. Company will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Company's stockholders, and Parent will use its reasonable best efforts to cause the Joint Proxy Statement to

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

be mailed to Parent's stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Act. The Joint Proxy Statement shall include the recommendation of the Board of Directors of Company (the "COMPANY BOARD") in favor of this Agreement and the Merger and of the Parent Board in favor of the issuance of Parent Common Stock pursuant to the Merger.

          (b) REGULATORY FILINGS. Parent and Company shall make all necessary filings with respect to the Merger under the Act, the Exchange Act, AMEX rules, applicable state blue sky laws and the rules and regulations thereunder.

          (c) COMFORT LETTER. Company will deliver to Parent, before the date the Joint Proxy Statement is filed with the SEC, a letter of Richard A. Eisner and Company stating their conclusions as to certain information derived from the financial records of Company and each of its Subsidiaries and contained in the Joint Proxy Statement (the "COMPANY COMFORT LETTER"). The form and substance of the Company Comfort Letter shall be reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act and shall be updated on the date the Registration Statement is declared effective by the SEC and the Closing Date.

     5.13 STOCKHOLDERS MEETINGS. Company and Parent each shall call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting, in the case of Company, upon this Agreement and the Merger and, in the case of Parent, upon the issuance of shares of Parent Common Stock pursuant to the Merger (the "PARENT VOTING PROPOSAL"). In accordance with
Section 251(c) of the Delaware Law, Company's obligation to call and hold its stockholders meeting shall not be dependent on the Company Board's recommendation. Company and Parent shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day and as soon as practicable after the date on which the Registration Statement becomes effective. Each party shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the matters set forth above and obtain a sufficient vote in favor of such matters at its stockholders meeting (or any postponement or adjournment thereof). Parent shall take such action with respect to Merger Sub, and cause Merger Sub to take such action, as may be required to consummate the Merger, including without limitation, voting all shares of Merger Sub in favor of the Merger.

     5.14 AFFILIATE AGREEMENTS. Company has set forth on EXHIBIT E attached hereto, a list of those persons who are "affiliates" of Company within the meaning of Rule 145 (each person who is an "affiliate" within the meaning of Rule 145 is referred to as an "AFFILIATE") promulgated under the Act ("RULE 145"). Company shall deliver or cause to be delivered to Parent within 30 days after the date hereof (and in any case prior to the Effective Time) from each of its Affiliates, or from any person who becomes an Affiliate after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status, an executed Affiliate Agreement substantially in the form attached hereto as EXHIBIT F, by which each Affiliate of Company agrees to comply with the applicable requirements of Rule 145 and certain other provisions (an "AFFILIATE AGREEMENT"). Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates of Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Affiliate Agreements, but regardless of the execution thereof by the Affiliate.

     5.15 REGISTRATION STATEMENT; JOINT PROXY STATEMENT/PROSPECTUS. The information to be supplied by Company for inclusion in the registration statement on Form S-4 pursuant to which shares of Parent Common Stock issued in the Merger will be registered under the Act (the "REGISTRATION STATEMENT") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. The information supplied by Company for inclusion in the joint proxy statement/prospectus (the "JOINT PROXY STATEMENT") to be sent to the stockholders of Parent and Company in connection with the meeting of Company's stockholders to consider this Agreement and the Merger (the "COMPANY STOCKHOLDERS' MEETING") and the meeting of Parent's stockholders to consider the Parent Voting Proposal (the "PARENT STOCKHOLDERS' MEETING") shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Company or Parent, at the time of the Company Stockholders' Meeting and at the time of the Parent Stockholders' Meeting, contain any statement which, in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Company or any of its Affiliates, officers or directors should be discovered by Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Company shall promptly inform Parent. If at any time prior to the Effective Time any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Parent shall promptly inform Company.

     5.16 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Surviving Corporation shall cause to be maintained in effect (i) for a period of six years after the Effective Time, the provisions regarding elimination of liability of directors and indemnification of officers, directors and employees contained in the Certificate of Incorporation and Bylaws of the Surviving Corporation as set forth in EXHIBIT L attached hereto, and (ii) for a period of six years after the Effective Time, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured if available on commercially reasonable terms) with respect to claims arising from facts or events that occurred on or before the Effective Time (the "TAIL POLICY").

     5.17 AMENDMENT TO COMPANY'S CERTIFICATE OF INCORPORATION. Prior to the Effective Time, Company shall amend, to the reasonable satisfaction of Parent, its Certificate of Incorporation, as amended, such that the total Liquidation Amount due to the holders of the

Series A Preferred in connection with the consummation of the Merger does not exceed the Series A Preferred Merger Consideration.

     5.18 MCDONALD LICENSE AGREEMENT. Company agrees to use its commercially reasonable efforts to cause Dr. George McDonald to postpone his right to terminate, and extend the exclusivity of the McDonald License Agreement, each to May 24, 2005.

     5.19 ADDRESS CHANGE NOTICES. Company shall notify, prior to the Effective Time, all other parties to its License Agreements, Material Contracts, Warrants and Options of its change of address from 787 Seventh Avenue, 48th Floor, New York, New York 10019 to 1680 Michigan Avenue, Suite 700, Miami, Florida 33139.

     5.20 AMENDMENT OF THE WARRANTS. Prior to the Effective Time, Company and the holders of the Warrants shall amend the Warrants to be substantially in the form set forth in EXHIBIT O attached hereto. Company shall cause all outstanding Warrants to be returned to Company for cancellation and Company shall issue to each holder of a Warrant an Amended Warrant exercisable for the same number of shares of Series A Preferred in exchange for each such returned Warrant.

     5.21 AMEX NONCOMPLIANCE NOTICE. If Parent receives an official written notice from AMEX to the effect that Parent is not in compliance with the requirements for contniued listing of the Parent Common Stock on AMEX (a "NONCOMPLIANCE NOTICE"), Parent shall use its reasonable best efforts to remedy the deficiencies for continued listing of the Parent Common Stock on AMEX as set forth in the Noncompliance Notice.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use commercially reasonable efforts to have such injunction or other order lifted.

          (b) GOVERNMENTAL APPROVAL. Other than the filing of the Delaware Certificate of Merger, Parent, Merger Sub and Company shall have obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for the consummation of the Merger and the transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Act and state securities laws.

          (c) ESCROW AGREEMENT. Parent, the Stockholders and the Escrow Agent shall have executed and delivered an Escrow Agreement substantially in the form attached hereto as EXHIBIT C (the "ESCROW AGREEMENT"), and the Escrow Agreement shall be in full force and effect.

          (d) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the requisite vote of the stockholders of Company as required by the Delaware Law and the Parent Voting Proposal shall have been approved by the requisite vote of the stockholders of Parent as required by the Delaware Law and AMEX.

          (e) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective under the Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (f) AMEX QUOTATION. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the AMEX, Nasdaq or any other national securities exchange upon which the Parent Common Stock is listed as of the Closing Date.

          (g) TAX OPINIONS. Parent and Company shall have received written opinions of Brobeck, Phleger & Harrison LLP and Kramer Levin Naftalis & Frankel LLP, respectively, in form and substance reasonably satisfactory to them, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Parent and Company.

          (h) AMEX LISTING. The Parent Common Stock shall be listed on AMEX, Nasdaq or any other national securities exchange and Parent shall not have received a Noncompliance Notice.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of Company to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date made and the Effective Time as though such representations and warranties were made on and as of such time and Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them prior to the Effective Time, and Company shall have received a certificate of an officer of each of Parent and Merger Sub, in form and substance reasonably satisfactory to Company, to that effect.

          (b) CERTIFICATES AND RESOLUTIONS. As of the Effective Time, Company shall have received from Parent and Merger Sub (i) a certificate of existence and good standing from the state of incorporation as to the corporate status of each of Parent and Merger Sub, (ii) a true and complete copy of the resolutions of the board of directors, certified by an officer of Parent and of Merger Sub, respectively, adopted on behalf of each of Parent and Merger Sub, respectively, authorizing the execution, delivery and performance of this Agreement and all transactions contemplated hereby, and (iii) results of the vote of the stockholders of Parent approving the Parent Voting Proposal, certified by an officer of Parent.

          (c) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Parent, it being understood and agreed that a change in the market price of Parent Common Stock, in and of itself, shall not be deemed to constitute such a material adverse change.

          (d) CONSENTS. All required consents and approvals of third parties to material contracts with Parent, Merger Sub or any of Parent's subsidiaries shall have been obtained and be in effect at the Effective Time.

          (e) OPINION OF COUNSEL. Company shall have received a legal opinion, dated as of the Effective Time, from Brobeck, Phleger & Harrison LLP, counsel to Parent and Merger Sub, substantially in the form attached hereto as EXHIBIT G.

          (f) BOARD MEMBERS. As of the Effective Time, the Parent Board shall consist of nine members, three of whom shall be Dr. Bier, Mr. Rico and Mr. Kliem.

          (g)  EMPLOYMENT AND CONSULTING AGREEMENTS.

               (i) Parent shall have executed and delivered a consulting agreement with Mr. Stergiopoulos substantially in the form attached hereto as EXHIBIT J (the "STERGIOPOULOS CONSULTING AGREEMENT").

               (ii) Parent shall have executed and delivered an employment agreement with Dr. Bier substantially in the form attached hereto as EXHIBIT D (the "BIER EMPLOYMENT AGREEMENT").

     6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Merger Sub:

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the date made and the Effective Time as though such representations and warranties were made on and as of such time, without giving effect to any supplement or amendment to the

Company Disclosure Schedule, and Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it prior to the Effective Time, and Parent and Merger Sub shall have received a certificate of an officer of Company, in a form reasonably satisfactory to Parent and Merger Sub, to that effect.

          (b) CERTIFICATES AND RESOLUTIONS. As of the Effective Time, Parent and Merger Sub shall have received from Company (i) a certificate of existence and good standing from the state of incorporation as to the status of Company and each of its Subsidiaries, (ii) a true and complete copy of the resolutions of the board of directors, certified by an officer of Company adopted on behalf of Company, authorizing the execution, delivery and performance of this Agreement and all transactions contemplated hereby, and (iii) results of the vote of the stockholders of Company approving this Agreement and the Merger, certified by an officer of Company.

          (c) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Company or any of its Subsidiaries.

          (d) RESIGNATION OF DIRECTORS AND OFFICERS. The directors and officers of Company and each of its Subsidiaries in office immediately prior to the Effective Time shall have resigned as directors and officers, as applicable, of Company and each of its Subsidiaries effective as of the Effective Time.

          (e) OPINION OF COUNSEL. Parent shall have received legal opinions, dated as of the Effective Time, from Kramer, Levin, Naftalis & Frankel LLP, counsel to Company, and from Lyon & Lyon, LLP, intellectual property counsel to Company, substantially in the forms attached hereto as EXHIBIT H.

          (f)  EMPLOYMENT AND CONSULTING AGREEMENTS; EMPLOYEES.

               (i) The waivers and/or amendments to the Employment Agreements described in Section 5.6(a) shall have been executed and delivered to Parent, and the same shall be in full force and effect; Mr. Kanzer and Company shall have terminated the Kanzer Employment Agreement as provided in Section 5.6(b); Mr. Stergiopoulos and Company shall have terminated the Stergiopoulos Employment Agreement as provided in Section 5.6(c); and all employees of Company and each of its Subsidiaries shall have been terminated as provided in Section 5.6(d).

               (ii) Mr. Stergiopoulos shall have executed and delivered the

     Stergiopoulos Consulting Agreement.

               (iii) Dr. Bier shall have executed and delivered the Bier Employment Agreement.

          (g) CONSENTS. All required consents and approvals of third parties to material contracts with Company and each of its Subsidiaries shall have been obtained and be in effect at the Effective Time.

          (h) COMPANY SECURITIES. No securities of Company shall be outstanding other than Company Stock, the Amended Warrants and the Company Options set forth in Section 2.23 of the Company Disclosure Schedule; Company shall be under no obligation to pay any dividends on, or issue any of, its securities; and there shall be no right to receive any shares of Parent Common Stock issued as Merger Consideration other than by the exchange of shares of Company Stock for shares of Parent Common Stock as provided in Section 1.8.

          (i) DISSENTER'S RIGHTS. Security holders of Company entitled to receive in excess of 250,000 shares of Parent Common Stock in the aggregate as Merger Consideration shall not have exercised their appraisal rights under
Section 262 of the Delaware Law.

          (j) FAIRNESS OPINION. The opinion of Wells Fargo Van Kasper, financial consultant to Parent, shall not have been withdrawn and shall be in full force and effect.

          (k) NONCOMPETITION AGREEMENT. Mr. Kanzer shall have executed and delivered to Parent a noncompetition/nonsolicitation agreement substantially in the form attached hereto as EXHIBIT K and the same shall be in full force and effect.

          (l) AMENDMENT TO COMPANY'S CERTIFICATE OF INCORPORATION. Company shall have amended, to the reasonable satisfaction of Parent, its Certificate of Incorporation, as amended, such that the total Liquidation Amount due to the holders of the Series A Preferred in connection with the consummation of the Merger does not exceed the Series A Preferred Merger Consideration.

          (m) AMENDMENT TO PARENT'S AMENDED AND RESTATED 1995 OMNIBUS PLAN. The stockholders of Parent shall have approved an amendment to Parent's Amended and Restated 1995 Omnibus Plan increasing the number of shares authorized for issuance thereunder to four million five hundred thousand (4,500,000) shares.

          (n) AMENDMENT OF WARRANTS. Company and the holders of the Warrants shall have amended the Warrants to be substantially in the form attached hereto as EXHIBIT O.

                                  ARTICLE VII
                            TERMINATION AND AMENDMENT

     7.1 TERMINATION. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Parent or Company, this Agreement may be terminated:

          (a) by mutual agreement in writing, duly authorized by each of the Boards of Directors of Parent and Company.

          (b)  By Parent:

               (i) by written notice to Company, if Company shall breach in any material respect any representation, warranty, obligation or agreement hereunder (except for such representations and warranties that are qualified by their terms by reference to materiality, which representations and warranties as so qualified shall have been breached in any respect) and such breach shall not have been cured within ten (10) business days of receipt by Company of written notice of such breach (except that such 10 business day period shall not be applicable for a breach which cannot be cured), PROVIDED that the right to terminate this Agreement by Parent under this Section 7.1(b)(i) shall not be available to Parent where Parent or Merger Sub is at that time in breach of this Agreement;

               (ii) if the Merger is not completed by December 31, 2001 other than on account of delay or a breach of the representations and warranties or a failure to comply with a covenant or agreement contained in this Agreement on the part of Parent or Merger Sub or a failure to satisfy the conditions set forth in Sections 6.1 or 6.2 on the part of Parent or Merger Sub; PROVIDED, HOWEVER, that if Parent has received a Noncompliance Notice, Parent may not terminate this Agreement pursuant to this Section 7.1(b)(ii) for a period of 120 days after receipt by Parent of the Noncompliance Notice (the "AMEX DELISTING CURE PERIOD");

               (iii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Parent, Merger Sub or any of Parent's five percent (5%) stockholders or any of their affiliates or associates other than (A) any stockholders of Company or their affiliates having direct or indirect beneficial ownership of any securities of Parent, or (B) Mr. Lindsay Rosenwald or his affiliates, relatives or any entity in which Mr. Rosenwald has any direct or indirect beneficial ownership interest;

               (iv) [RESERVED];

               (v) if, (A) at the Company Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of Company in favor of this Agreement and the Merger shall not have been obtained, or (B) if at the Parent Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of Parent in favor of the Parent Voting Proposal shall not have been obtained;

               (vi) if the Company Board shall have withdrawn or modified, in a manner adverse to Parent, its recommendation of this Agreement or the Merger; or

               (vii) if the Company Board shall have recommended or otherwise endorsed a Competing Proposal to the stockholders of Company.

          (c)  By Company:

               (i) by written notice to Parent, if Parent or Merger Sub shall breach in any material respect any representation, warranty, obligation or agreement hereunder

     (except for such representations and warranties that are qualified by their terms by reference to materiality, which representations and warranties as so qualified shall have been breached in any respect) and such breach shall not have been cured within ten (10) business days following receipt by Parent of written notice of such breach (except that such 10 business day period shall not be applicable for a breach which cannot be cured), PROVIDED that the right to terminate this Agreement by Company under this
     Section 7.1(c)(i) shall not be available to Company where Company is at that time in breach of this Agreement;

               (ii) if the Merger is not completed by December 31, 2001, other than on account of delay or a breach of the representations and warranties or a failure to comply with a covenant or agreement contained in this Agreement on the part of Company or a failure to satisfy the conditions set forth in Sections 6.1 or 6.3 on the part of Company; PROVIDED, HOWEVER, that if Parent has received a Noncompliance Notice, Company may not terminate this Agreement pursuant to this Section 7.1(c)(ii) until such time as the AMEX Delisting Cure Period shall have expired;

               (iii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Company, any of its Subsidiaries, or any of their five percent (5%) stockholders, or any of their affiliates or associates;

               (iv) [RESERVED];

               (v) if, at the Parent Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of Parent in favor of the Parent Voting Proposal shall not have been obtained; or

               (vi) if the Parent Board shall have withdrawn or modified, in a manner adverse to Company, its recommendation of the Parent Voting Proposal.

          (d) Any termination of this Agreement pursuant to this Section 7.1 shall be effective immediately upon delivery of written notice of termination by the terminating party to the other parties hereto.

     7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, or Company or their respective officers, directors, shareholders or affiliates; PROVIDED that the provisions of Section 5.2 (Confidentiality), Section 7.3 (Certain Payments), Section 9.1 (Expenses), Article IX (General Provisions) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement. Nothing in this Section 7.2 shall relieve any party from liability for any breach of this Agreement. The rights and remedies available to each party are expressly intended to be cumulative and may be exercised singly or concurrently at such party's sole discretion.

     7.3  CERTAIN PAYMENTS.

          (a) COMPANY PAYMENTS. Company shall pay Parent a termination fee of $1,000,000, plus all appropriately documented reasonable out-of-pocket costs and expenses

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

incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the reasonable fees, costs and expenses of its advisors, accountants and legal counsel), upon the earliest to occur of the following events:

               (i)  the termination of this Agreement by Parent pursuant to
     Section 7.1(b)(i), where prior to such termination a Competing Proposal or any indication of interest for a Competing Proposal was made or came to the attention of Company, and within twelve (12) months after the date of such termination Company consummates, or executes documentation providing for, such a Competing Proposal; or

               (ii) the termination of this Agreement by Parent pursuant to Sections 7.1(b)(v)(A), 7.1(b)(vi) or 7.1(b)(vii).

          (b) PARENT PAYMENTS. Parent shall pay Company a termination fee of $1,000,000, plus all appropriately documented reasonable out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the reasonable fees, costs and expenses of its advisors, accountants and legal counsel), upon the earliest to occur of the following events:

               (i)  the termination of this Agreement by Company pursuant to
     Section 7.1(c)(i), where prior to such termination a Parent Proposal or any indication of interest for a Parent Proposal was made or came to the attention of Parent, and within twelve (12) months after the date of such termination Parent consummates, or executes documentation providing for, such a Parent Proposal;

               (ii) the termination of this Agreement by Company pursuant to
     Section 7.1(c)(vi); or

               (iii) the termination of this Agreement by Parent pursuant to
     Section 7.1(b)(v)(B) and stockholders representing greater than fifty percent (50%) of the outstanding stock of Parent eligible to vote on the Parent Voting Proposal vote against the Parent Voting Proposal, excluding for the purposes of such calculation the votes of (A) any stockholders of Company or their affiliates having direct or indirect beneficial ownership of any securities of Parent, and (B) Mr. Rosenwald or his affiliates, relatives or any entity in which Mr. Rosenwald has any direct or indirect beneficial ownership interest.

          (c)  TIMING OF PAYMENTS. The payment obligations set forth in this
Section 7.3 shall be paid in immediately available funds within one (1) business day after written demand has been made by the other party pursuant to the notification requirements of Section 9.2.

                                  ARTICLE VIII
                      REMEDIES, ESCROW AND INDEMNIFICATION

     8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations, warranties, covenants and agreements of Parent, Merger Sub and Company contained in this Agreement shall survive the Closing and continue in full force and effect until March 31, 2003.

     8.2 ESCROW FUND. In accordance with Sections 1.6(a) and 1.8(b) hereof, Parent shall deliver to Wells Fargo Bank Minnesota, National Association, as escrow agent (the "ESCROW AGENT"), an aggregate of 1,350,000 shares of the Merger Consideration payable to the Stockholders (the "ESCROW FUND"). The Escrow Fund shall be held by the Escrow Agent pursuant to the terms set forth in the Escrow Agreement. The Escrow Fund shall be available to compensate Parent, the Surviving Corporation and the other Indemnified Persons (as defined in Section 8.6) pursuant to the indemnification obligations of the Stockholders in accordance with this Article VIII and the Escrow Agreement.

     8.3  LIMITATIONS ON INDEMNIFICATION.

          (a) MINIMUM CLAIM. Parent or the Surviving Corporation on the one hand and Company (prior to the Effective Time) or the Stockholders (subsequent to the Effective Time) on the other hand shall not be entitled to make a claim for indemnification pursuant to Sections 8.4 and 8.5, respectively, unless and until the aggregate amount of Damages (as defined in Section 8.4(a)) incurred by the party making such claim exceeds $100,000 (the "BASKET"), at which time the party seeking indemnification may recover the aggregate amount of Damages beginning with the first dollar thereof irrespective of the Basket; PROVIDED, HOWEVER, that the Basket shall not apply to Damages arising out of claims pursuant to Section 8.4(ii) or Damages resulting from, relating to, arising out of or constituting a breach of any covenant or agreement of Company in Section 9.1.

          (b) CAP. Notwithstanding any other provision of this Agreement, the indemnification obligations of Parent and the Surviving Corporation on the one hand and Company (prior to the Effective Time) and the Stockholders (subsequent to the Effective Time) on the other hand pursuant to Sections 8.4 and 8.5, respectively, will not exceed in the aggregate for such person or persons the Closing Date Fair Market Value (as defined in Section 8.3(d)) of 1,350,000 shares of Parent Common Stock (the "CAP"); PROVIDED, HOWEVER, that the indemnification obligations of Company (prior to the Effective Time) and the Stockholders (subsequent to the Effective Time) pursuant to Section 8.4(ii) will not exceed in the aggregate $200,000. Notwithstanding the foregoing, (i) all claims by Indemnified Persons (as defined in Section 8.4) for Damages (as defined in Section 8.4) pursuant to Section 8.4 subsequent to the Closing shall, subject to Section 8.3(c), be satisfied only from the Escrow Fund and (ii) all claims by Indemnified Persons for Damages pursuant to Section 8.5 subsequent to the Closing shall be limited to the Closing Date Fair Market Value of the aggregate number of shares of Parent Common Stock in the Escrow Fund on the date such claim is deemed delivered to Parent or the Surviving Corporation pursuant to Section 9.2.

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

          (c) PAYMENT. Subject to the provisions of this Section 8.3, (i) Company (prior to the Effective Time) or the Stockholders (subsequent to the Effective Time) shall indemnify Parent, the Surviving Corporation and the other Indemnified Persons pursuant to Section 8.4 below by payment in, at the option of Company or the Stockholders, as the case may be, either (A) cash equal to the amount for which such persons are to be indemnified (with a corresponding reduction in the number of shares in the Escrow Fund calculated pursuant to subparagraph (B) below), or (B) shares of Parent Common Stock, properly endorsed and transferred to such person, free and clear of all liens, claims and encumbrances, with a value equal to the amount for which such person is to be indemnified (each share of Parent Common Stock for such purposes shall have a value equal to the Closing Date Fair Market Value), and (ii) Parent shall indemnify Company (prior to the Effective Time) or the Stockholders (subsequent to the Effective Time) pursuant to Section 8.5 below by payment in, at the option of Parent, either (x) cash equal to the amount for which such person is to be indemnified, or (y) issuing Parent Common Stock to Company or the Stockholders, as the case may be, with a Closing Date Fair Market Value equal to the amount for which Company or the Stockholders, as the case may be, are to be indemnified.

          (d) CLOSING DATE FAIR MARKET VALUE. For purposes of this Agreement, "CLOSING DATE FAIR MARKET VALUE" shall mean, per share of Parent Common Stock,
(i) prior to the Closing, $1.50 or (ii) subsequent to the Closing, the average closing price of the Parent Common Stock as reported on the AMEX for the thirty trading days prior to the Closing Date.

          (e) MATERIALITY. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant shall be disregarded.

     8.4 INDEMNIFICATION BY THE STOCKHOLDERS. Subject to the terms and conditions set forth in Section 8.3, Company (prior to the Effective Time) or the Stockholders (subsequent to the Effective Time), jointly and severally with respect to the Stockholders, shall indemnify Parent, the Surviving Corporation and their respective directors, officers, employees, agents or advisors, or any of their respective successors and assigns, in respect of, and hold each of them harmless against, any and all demands, claims, debts, actions, assessments, judgements, settlements, sanctions, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, known or unknown, due or to become due or otherwise), monetary damages, fines, taxes, fees, penalties, interest obligations, deficiencies, losses, costs and expenses (including, without limitation, amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("DAMAGES", PROVIDED, HOWEVER, that Damages shall not include any consequential, speculative or punitive damages incurred by an Indemnified Person unless actually paid to a third party as a result of a third party claim), incurred or suffered by them
(i) resulting from, relating to, arising out of or constituting any breach of any representation or warranty or failure to perform any covenant or agreement of Company or the Stockholders contained, or referred to, in the Transaction Agreements or in any certificate, agreement, letter or document delivered hereby or thereby, or in connection with any lawsuit or claim brought against Company or any of its Subsidiaries related to actions taken by Company or any of its Subsidiaries prior to the Closing (including any Damages suffered through and after the applicable survival period); or (ii) resulting from, relating to, arising out of or in connection with the dispute set forth in Section 2.19 of the Company Disclosure Schedule related to the

Exclusive License Agreement dated April 14, 1998 by and among Dr. Neil Martin, Dr. Howard Robinson, Leonard Bloom and Marvin Townsend and RxEyes, Inc., including, without limitation, the payment of any penalties pursuant thereto or the termination thereof and the loss of any license(s) thereunder, in each case arising directly from such dispute (including any Damages suffered through and after the applicable survival period); PROVIDED, HOWEVER, that Parent makes a written claim for indemnification against Company (prior to the Effective Time) or the Stockholder Representative (as defined in the Escrow Agreement) (subsequent to the Effective Time) pursuant to this Section 8.4 and Section 9.2 within the survival period set forth in Section 8.1.

     8.5 INDEMNIFICATION BY PARENT AND SURVIVING CORPORATION. Subject to the terms and conditions set forth in Section 8.3, Parent and the Surviving Corporation, jointly and severally, shall indemnify Company (prior to the Effective Time) or the Stockholders (subsequent to the Effective Time) and hold each of them harmless against any and all Damages incurred or suffered by them resulting from, relating to, arising out of or constituting any breach of any representation or warranty or any failure to perform any covenant or agreement of Parent or Merger Sub contained, or referred to, in the Transaction Agreements or in any certificate, agreement, letter or document delivered hereby or thereby (including any Damages suffered through and after the applicable survival period); PROVIDED, HOWEVER, that Company or the Stockholders, as the case may be, makes a written claim for indemnification against Parent pursuant to this
Section 8.5 and Section 9.2 within the survival period set forth in Section 8.1.

     8.6 THIRD PARTY CLAIMS. Any party entitled to make a claim (or any of their affiliated parties (each an "INDEMNIFIED PERSON")) pursuant to this
Article VIII shall give prompt written notification to the party obligated to provide such indemnification (the "INDEMNIFYING PERSON") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VIII may be sought; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article VIII unless such notification delay shall prejudice the Indemnifying Person. Within 30 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person (and the Indemnified Person agrees to execute such documents as are necessary to permit the Indemnifying Person to control such defense). If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own cost and expense; PROVIDED, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have materially conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the parties shall be considered "DAMAGES" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld.

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                                   ARTICLE IX
                               GENERAL PROVISIONS

     9.1 EXPENSES. Except as provided in Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees, costs and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, whether or not the Merger is consummated, PROVIDED, HOWEVER, that
(i) the filing fee for the Joint Proxy Statement and the Registration Statement shall be shared equally by Parent and Company, (ii) the fees of the Escrow Agent shall be shared equally by Parent and Company, (iii) the cost of the Tail Policy shall be shared equally by Parent and Company, (iv) any refund or return of funds due to the cancellation of directors' and officers' liability insurance and fiduciary liability insurance maintained by Company shall be applied to the costs of the Tail Policy, and (v) all fees, costs and expenses, other than those fees, costs and expenses specified in subsections (i), (ii) and (iii) of this
Section 9.1, incurred on behalf of Company and each of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby shall be based on customary hourly rates and shall not exceed $425,000 in the aggregate (subject to certain limited increases as provided below, the "TRANSACTION FEE LIMIT"); PROVIDED, HOWEVER, that for any such fees, costs and expenses under subparagraph (v) above in excess of $425,000 ("EXCESS FEES"), two thirds of such Excess Fees shall be deemed Damages under Section 8.4 and the Transaction Fee Limit shall be increased by the value of the remaining one third of the Excess Fees (the "TRANSACTION FEE FORMULA"). Notwithstanding anything to the contrary herein, in no event shall the Transaction Fee Limit be increased beyond $475,000 and the Transaction Fee Formula shall not apply to any Excess Fees to the extent that the Transaction Fee Limit would be increased beyond $475,000.

     9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, the next business day if delivered by commercial delivery service or by reputable overnight courier, the third business day if mailed by registered or certified mail (return receipt requested), or the day of transmission if a business day or, if not, the next business day thereafter, if sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent, Merger Sub or Surviving Corporation, to:

               Endorex Corporation
               28101 Ballard Drive, Suite F
               Lake Forest, Illinois 60045
               Attention: Michael Rosen
                          President and CEO
               Facsimile No.:  (847) 573-9285

               with a copy to:

               Brobeck, Phleger & Harrison LLP
               370 Interlocken Blvd.
               Suite 500

               Broomfield, Colorado  80021
               Attention: Richard R. Plumridge, Esq.
               Facsimile No.: (303) 410-2199

          (b)  if to Company, to:

               Corporate Technology Development, Inc.
               1680 Michigan Avenue, Suite 700
               Miami, Florida 33139
               Attention: Steve H. Kanzer
               Facsimile No.: (305) 777-2249

               with a copy to:

               Kramer, Levin, Naftalis & Frankel LLP
               919 Third Avenue
               New York, New York 10022
               Attention: Ezra G. Levin, Esq.
               Facsimile No.: (212) 715-8000

          (c)  if to the Stockholder Representative, to:

               Peter O. Kliem
               750 Main Street
               Cambridge, Massachusetts  02139
               Facsimile No.: (617) 621-9574

               With a copy to:

               Kramer, Levin, Naftalis & Frankel LLP
               919 Third Avenue
               New York, New York 10022
               Attention: Ezra G. Levin, Esq.
               Facsimile No.: (212) 715-8000

     9.3 CERTAIN DEFINITIONS; INTERPRETATION. In this Agreement, any reference to a "MATERIAL ADVERSE EFFECT" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity. In this Agreement, any reference to "knowledge of Company" or "Company's knowledge" shall mean the knowledge, after due inquiry, by Company of each of its Subsidiaries or any of its or their officers, directors or employees. When a reference is made in this Agreement to a Section, an Article, an Exhibit or a Schedule, such reference shall be to a Section or Article of this Agreement or an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "but are not limited to," "but is not limited to" and "but not limited to," respectively. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such

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

information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.5 ENTIRE AGREEMENT; PARTIES IN INTEREST; NONASSIGNABILITY. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules and the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the Confidentiality Agreement dated October 18, 2000 by and between Parent and Company and the Letter of Intent dated February 27, 2001 by and between Parent and Company. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void; PROVIDED, HOWEVER, that Parent may assign or transfer this Agreement to a successor corporation or other successor entity in the event of a merger, acquisition, consolidation or other transfer related to a reorganization by Parent. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     9.6  SEVERABILITY.

          If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state's principles of conflicts of law.

     9.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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

     9.9 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     9.10 NO THIRD-PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer upon any other person or entity any rights or remedies; PROVIDED, HOWEVER, that the provisions of Section 5.16 are intended for the benefit of Messrs. Kanzer, Stergiopoulos, Bier, Rico and Kliem, who were all of the officers and directors of Company as of the Effective Time.

     9.11 ATTORNEYS' FEES. If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, expenses and disbursements in addition to any other relief to which that party may be entitled.

     9.12 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.


                          [SIGNATURE PAGES TO FOLLOW.]


                                       58
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, as of the date first written above.


                                        PARENT:

                                        ENDOREX CORPORATION

                                        By: /s/ Michael S. Rosen
                                           ------------------------------------
                                        Name: Michael S. Rosen
                                             ----------------------------------
                                        Title: President and Ceo
                                              ---------------------------------

                                        MERGER SUB:
                                        ROADRUNNER ACQUISITION, INC.

                                        By: /s/ Michael S. Rosen
                                           ------------------------------------
                                        Name: Michael S. Rosen
                                             ----------------------------------
                                        Title: President
                                              ---------------------------------

                                        COMPANY:

                                        CORPORATE TECHNOLOGY DEVELOPMENT, INC.

                                        By: /s/ Steve Kanzer
                                           ------------------------------------
                                        Name: Steve Kanzer
                                             ----------------------------------
                                        Title: President
                                              ---------------------------------